UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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DEVRY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 13, 2009

Dear Stockholder:

On behalf of the Board of Directors of DeVry Inc., it is my pleasure to invite you to attend your company’s Annual Meeting of Stockholders at 9:00 a.m., Central Standard Time, Wednesday, November 11, 2009, at the Doubletree Hotel, 1909 Spring Road, Oak Brook, Illinois.

We will begin with a discussion of the items listed in the enclosed proxy statement, followed by a report on the progress of DeVry during the last fiscal year. DeVry’s performance also is discussed in the enclosed 2009 Annual Report to Stockholders, which we think you will find to be interesting reading.

We look forward to seeing you at the meeting.

Thank you.

Sincerely,

Dr. Harold T. Shapiro
Board Chair

DEVRY INC.
One Tower Lane
Oakbrook Terrace, Illinois 60181

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On
November 11, 2009

You are cordially invited to attend the Annual Meeting of Stockholders of DeVry Inc. (“DeVry”) at the Doubletree Hotel, 1909 Spring Road, Oak Brook, Illinois, on Wednesday, November 11, 2009, at 9:00 a.m. Central Standard Time, for the following purposes:

(1) To elect Darren R. Huston, William T. Keevan, Lyle Logan and Julia A. McGee as Class III Directors to serve until the 2012 Annual Meeting of Stockholders;

(2) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for DeVry for the current fiscal year;

(3) To vote on a proposal submitted by a stockholder, if properly submitted at the meeting; and

(4) To consider such other business as may properly come before the meeting or any adjournment thereof.

You will find enclosed with this Notice a proxy card and a Proxy Statement for the meeting and a copy of the DeVry Inc. Annual Report for 2009.

The Board of Directors has fixed a record date of September 30, 2009. Only stockholders of record on that date are entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure representation at the meeting, you are encouraged to vote by proxy by following the instructions on the enclosed proxy card. Postage is not required for mailing in the United States. Upon written request, DeVry will reimburse stockholders for the cost of mailing proxy cards from outside the United States. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. You may attend the meeting and vote in person even if you have returned a proxy in writing, by telephone or through the Internet. DeVry will broadcast the Annual Meeting and its presentation by management live via webcast. The webcast may be accessed by visiting the Investor Relations section of DeVry’s web site at www.devryinc.com. Participants are encouraged to visit the site at least 15 minutes prior to the start of the meeting to download and install any necessary audio software.

By Order of the Board of Directors,

GREGORY S. DAVIS
Secretary

October 13, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 11, 2009 — Our Proxy Statement and the DeVry Inc. Annual Report for 2009 are available at www.proxyvote.com.

DEVRY INC.
One Tower Lane
Oakbrook Terrace, Illinois 60181

ANNUAL MEETING OF STOCKHOLDERS, TO BE HELD ON NOVEMBER 11, 2009

PROXY STATEMENT

PROXIES AND VOTING INFORMATION

The Board of Directors of DeVry Inc. (“DeVry”) is sending you this Proxy Statement and the accompanying proxy card to solicit your proxy to vote your shares at DeVry’s Annual Meeting of Stockholders to be held on November 11, 2009, and any adjournment thereof. The solicitation of proxies gives every stockholder an opportunity to vote because your shares can be voted only if you are present or represented by proxy at the meeting. This Proxy Statement and accompanying proxy card are first being sent to stockholders on or about October 13, 2009.

When you have returned your proxy, the Proxy Committee (and each of them, with full powers of substitution) will vote your shares as you direct. Please follow the instructions on the enclosed card, which explain how to submit your proxy by mail, by telephone or through the Internet. If you submit a proxy by telephone or through the Internet, you should not also mail in a card. If you return your proxy to us by any of these means without choices for each proposal, the Proxy Committee will vote your shares on the unmarked proposals as recommended by DeVry’s Board of Directors. Abstentions, directions to withhold authority and broker non-votes (where a named entity holds shares for a beneficial owner who has not provided voting instructions) will be considered present at the meeting for purposes of a quorum but will not be counted in determining the total number of votes cast. Because each proposal (as required by DeVry’s Restated Certificate of Incorporation (the “Certificate of Incorporation”)) requires the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date, the effect of each of these is the same as a “no” vote. A proxy may be revoked at any time before the proxy is voted at the meeting by: (1) notifying DeVry in writing that the proxy has been revoked, (2) submitting a later-dated proxy by mail, over the telephone or through the Internet, or (3) voting in person at the meeting. The election of Darren R. Huston, William T. Keevan, Lyle Logan and Julia A. McGee as Class III Directors, the ratification of the selection of the independent registered public accounting firm and the stockholder proposal each will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date.

If you are a DeVry employee who is a participant in the DeVry Inc. Employee Stock Purchase Plan and/or the DeVry Inc. Profit Sharing Retirement Plan’s DeVry Stock Fund, your proxy will serve as direction to the custodian of the DeVry Inc. Employee Stock Purchase Plan or the trustee of the DeVry Inc. Profit Sharing Retirement Plan to vote your shares for your account as you have directed. If you submit a proxy without indicating your voting preference, your shares will be voted in the same proportion as shares for which instructions have been received.

DeVry will bear the expense of soliciting proxies and will reimburse all stockholders for the expense of sending proxies and proxy material to beneficial owners, including expenditures for foreign mailings. The solicitation initially will be made by mail but also may be made by DeVry employees by telephone, electronic means or personal contact.

As of September 30, 2009, DeVry had 71,065,370 shares of Common Stock ($0.01 par value) outstanding. Stockholders are entitled to one vote per share owned on the record date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The size of the Board of Directors presently is set at 12 Directors. The Certificate of Incorporation provides for a Board of Directors that is divided into three classes serving staggered three-year terms. The current members of Class III, whose terms of office expire in November 2009, are Charles A. Bowsher, William T. Keevan, Robert C. McCormack, and Julia A. McGee. Charles A. Bowsher and Robert C. McCormack have both notified the Secretary of DeVry that they will retire at the conclusion of their current terms, which expire at the Annual Meeting, and therefore they will not be standing for re-election as Directors at the Annual Meeting.

Without Mr. McCormack and Mr. Bowsher, the Board would have the following composition: five Class I directors, three Class II directors and two Class III directors. In order to address the resulting imbalance in the size of the classes, on August 11, 2009, the Board nominated Lyle Logan for election to Class III at the 2009 Annual Meeting, and Mr. Logan has confirmed he will relinquish his position as a Class I director in the event he is elected to Class III. In addition, the Board recommends the re-election of William T. Keevan and Julia A. McGee as Class III Directors. The Board also recommends the election of Darren R. Huston as a Class III Director, for a term to expire in 2012, to fill one of the vacancies created by the retirement of Messrs. Bowsher and McCormack, thereby bringing the number of Directors to 11. Upon the expiration of the terms of Messrs. Bowsher and McCormack, by Board action, the size of the Board of Directors shall be set at 11 Directors.

It is intended that all shares represented by a proxy in the accompanying form will be voted for the election of each of Darren R. Huston, William T. Keevan, Lyle Logan and Julia A. McGee as Class III Directors unless otherwise specified in such proxy. A proxy cannot be voted for more than four persons. In the event that a nominee becomes unable to serve as a Director, the Proxy Committee will vote for the substitute nominee that the Board designates. The Board has no reason to believe that the nominees will become unavailable for election.

Each nominee for election as Director is listed below, along with a brief statement of his or her current principal occupation, business experience and other information, including directorships in other public companies. All of the nominees have consented to serve as directors if elected at the Annual Meeting of Stockholders.

Approval by Stockholders

The election of the four nominees for Director listed below requires the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR each of the nominees listed below.

The Board of Directors recommends a vote FOR the nominees listed below.

NOMINEES

CLASS III — TERM EXPIRES 2012

Darren R. Huston, age 43

Mr. Huston has been the Corporate Vice President of Consumer & Online, for Microsoft Corporation since 2008. He previously served as President and Chief Executive Officer, Microsoft Japan (2005 to 2008) and as Corporate Vice President, US Small and Mid-Market Solutions and Partners (2003 to 2005). Prior to joining Microsoft, Mr. Huston was a Senior Vice President at Starbucks Coffee Company, in charge of acquisitions, alliances and new product development from 1998 through 2003. Mr. Huston was an executive in McKinsey & Company’s marketing and strategy practice from 1994 through 1998. From 1990 to 1992, Mr. Huston was an economic advisor for the Government of Canada’s Department of Finance. Mr. Huston earned his bachelor’s degree from Trent University in Peterborough, Ontario, Canada, his master’s in economics from the University of British Columbia and his master’s in business administration from Harvard University Graduate School of Business.

William T. Keevan, age 63

Mr. Keevan has been a Director of DeVry since November 2005. He is a Senior Managing Director of Kroll Inc. (“Kroll”), a leading international risk consulting firm, which he joined in December of 2006. He is the U.S. leader of Kroll’s Complex Accounting, Disputes and Regulatory Compliance Services practice. His practice entails advising clients on complex accounting, financial reporting, regulatory compliance and governance matters. From June 2002 to December 2006, Mr. Keevan was with Navigant Consulting Inc., a specialty consulting firm. From September 1982 to June 2002, Mr. Keevan was a partner of Arthur Andersen LLP in a number of senior management positions. He is also a director of SRA International, Inc., a leading provider of technology and strategic consulting services and solutions to clients in national security, civil government and global health. Mr. Keevan received his undergraduate degree in accounting from the University of Akron. He is a CPA and is licensed to practice in Virginia, Maryland and the District of Columbia. He is a registered CPA in Illinois.

Lyle Logan, age 50

Mr. Logan has been a Class I Director of DeVry since November 2007. Mr. Logan has been Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments (the asset management arm of Northern Trust Corporation, a financial holding company) at The Northern Trust Company since 2005. He previously served as Senior Vice President and Head of Chicago Private Banking within the Personal Financial Services business unit of Northern Trust from 2000 to 2005. Prior to 2000, he was Senior Vice President in the Private Bank and Domestic Portfolio Management Group at Bank of America. Mr. Logan received his undergraduate degree in accounting and economics from Florida A&M University and his master’s degree in finance from the University of Chicago Graduate School of Business.

Julia A. McGee, age 67

Ms. McGee has been a Director of DeVry since November 1994. In 2007, she became a Senior Advisor to Harcourt Inc. after serving as President and CEO of Harcourt Achieve, Professional and Trade, a publisher of educational, trade and professional materials from 2003 to 2007. Prior to her position with Harcourt Achieve, Professional and Trade, she served as President of Basal and Test Publishing, for McGraw Hill Education, an information service provider, and earlier as Executive Vice President of Scholastic Inc., an education publisher. From 1991 to November 2000 Ms. McGee was President of McDougal, Littell & Co. and, upon its acquisition by Houghton Mifflin in 1994, she also became Executive Vice President, Houghton Mifflin, a publishing company. Ms. McGee began her publishing career at McDougal Littell in 1988 as an editorial director. From 1986 to 1988 she held management positions at Ligature, Inc., prior to which she was, for three years, Director of Marketing and Software Development for a division of Tandy Corporation. Ms. McGee received her undergraduate and master’s degrees in English literature from the University of Oklahoma, and completed the Summer Executive Program at Stanford University.

INCUMBENT DIRECTORS

CLASS I — TERM EXPIRES 2010

Connie R. Curran, age 61

Dr. Curran has been a Director of DeVry since November 2003. She is President of Curran Associates, a healthcare consulting company. From September 2003 until June 2006, Dr. Curran served as the Executive Director of C-Change (formerly the National Dialogue on Cancer), an organization that brings together the public, private, and nonprofit sectors to focus on the eradication of cancer. She spent the preceding 15+ years in several healthcare leadership positions — President, Cardinal Health Consulting Services, 2000-2003; President and CEO, CurranCare, from 1995 until its acquisition by Cardinal Health in 2000; Vice Chairman/ National Director for Patient Care Services, APM Incorporated, 1990-1995; and Vice President for HealthCare Management and Patient Care Services, American Hospital Association, 1985-1989. Prior to 1989, Dr. Curran was the Dean of the College of Nursing at the Medical College of Wisconsin and held professorships at the University of San Francisco and Columbia University. She is a prolific author with over 200 publications and several research programs. She is chairman of the Silver Cross Hospital Board and serves on the boards of several nonprofit organizations. Dr. Curran is also a director of Hospira, Inc. and Volcano, Inc. Dr. Curran received her undergraduate degree in nursing from the University of Wisconsin and her master’s degree in nursing from DePaul University. She also earned her ED.D in educational psychology from Northern Illinois University and an MBA certificate from Harvard Business School.

Daniel Hamburger, age 45

Mr. Hamburger has been the President and Chief Executive Officer of DeVry and a Director since November 2006. He joined DeVry as Executive Vice President in November 2002. From January 2001 to November 2002, he served as Chairman and CEO of an Accenture subsidiary, Indeliq Inc., which developed education technology. Prior to that, Mr. Hamburger served as President of the Internet Commerce division of W. W. Grainger, Inc. Prior to that Mr. Hamburger was employed at R.R. Donnelley and at Bain & Co. Mr. Hamburger received his undergraduate and master’s degrees in industrial/operations engineering from the University of Michigan and his master’s degree in business administration from Harvard Business School.

Harold T. Shapiro, age 74

Dr. Shapiro has been a Director of DeVry since November 2001 and has served as Board Chair since November 2008. Dr. Shapiro is President Emeritus of Princeton University and a professor of economics in its Woodrow Wilson School of Public and International Affairs. He was the President and a professor of economics and public affairs there from 1988 until his retirement as President in June 2001. Dr. Shapiro joined the faculty of the University of Michigan in 1964 and was that university’s President from 1980 to 1988. Dr. Shapiro received his undergraduate degree in commerce from McGill University, and his master’s and doctoral degrees in economics from Princeton University.

Ronald L. Taylor, age 66

Mr. Taylor has been a Director of DeVry since November 1987. In July 2004 he became DeVry’s Chief Executive Officer and served in that capacity until November 2006. From August 1987 until his November 2002 appointment as Co-Chief Executive Officer, he was President and Chief Operating Officer. In 1973 Mr. Taylor co-founded Keller Graduate School of Management and was its President and Chief Operating Officer from 1981 to 1987 and its Chief Operating Officer from 1973 until 1981. Mr. Taylor is a consultant/evaluator for the Higher Learning Commission and is a member of the Board of Trustees of the North Central Association of Colleges and Schools. Mr. Taylor received his undergraduate, cum laude, in government and international relations from Harvard University, and his master’s degree in business administration from Stanford University.

CLASS II — TERM EXPIRES 2011

David S. Brown, age 68

Mr. Brown has been a Director of DeVry since November 1987 and was a founding stockholder and director of Keller Graduate School of Management (“KGSM”) from 1973 to 1987. Mr. Brown, a graduate of Stanford Law School (1965) and a practicing attorney until 1998, was a partner in the Chicago law firm of McBride and Baker from 1972 to 1979 and served as General Counsel of the U.S. Office of Minority Business Enterprise from 1971 to 1972. From 1980 to 1996, Mr. Brown was employed by United Laboratories, Inc., a manufacturer and seller of specialty chemicals, most recently as Executive Vice President, Chief Financial Officer and General Counsel. Mr. Brown received his undergraduate degree in political science and philosophy from Stanford University and his LLD degree from Stanford University Law School.

Lisa W. Pickrum, age 40

Ms. Pickrum has been a Director of DeVry since November 2008 and has been the Executive Vice President and Chief Operating Officer of The RLJ Companies, a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production, and gaming industries, since 2004. Prior to joining The RLJ Companies, Ms. Pickrum was a Principal at Katalyst Venture

Partners, a private equity firm that invested in start-up technology companies in the media and communications industries from 1999 to 2003. Ms. Pickrum conducted deal sourcing, negotiations and executions, as well as served as interim management in several early stage ventures. From 1998 to 1999, Ms. Pickrum worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, in the company’s communications and technology strategic services practice. From 1994-1996, Ms. Pickrum was an attorney with the Federal Communications Commission (FCC) where she worked in the commercial wireless division, spectrum auction and allocations, and PCS and cellular. Ms. Pickrum received her undergraduate degree in political science from Vassar College, her J.D. degree from Stanford University, and her master’s degree in finance from the Wharton School of Business at the University of Pennsylvania.

Fernando Ruiz, age 53

Mr. Ruiz has been a Director of DeVry since November 2005. He has been employed by The Dow Chemical Company since 1980. He was appointed Vice President and Treasurer of The Dow Chemical Company in 2001 and promoted to Corporate Vice President and Treasurer in 2005. Mr. Ruiz served as Assistant Treasurer of The Dow Chemical Company from 1996-2001. Mr. Ruiz serves as a director for a number of Dow subsidiaries including Dow Financial Services Inc. and Dow Credit Corporation and serves as President and CEO of Liana Ltd., a holding company for Dow’s insurance subsidiaries. Mr. Ruiz received his undergraduate degree in economics from the Catholic University of Quito, Ecuador.

BOARD OF DIRECTORS AND BOARD COMMITTEE INFORMATION

Board of Directors

DeVry’s Board of Directors held six meetings during fiscal year 2009, consisting of four regular meetings and two special meetings. Board members are expected to attend Board meetings, the meetings of the committees on which they serve and the Annual Meeting of Stockholders, except in unusual circumstances. During fiscal year 2009 all incumbent Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the committees on which they served. All of the Directors attended DeVry’s 2008 Annual Meeting of Stockholders. During fiscal year 2009, the Board met in executive session without employee Directors or other employees present at each regular Board of Directors meeting. Robert C. McCormack presided over these sessions as Lead Outside Director until the 2008 Annual Meeting when Dr. Harold Shapiro became the non-executive Board Chair and assumed responsibility for presiding over the executive sessions of the Board.

Director Independence

The Board of Directors has considered whether or not each Director, and Mr. Huston, as a director nominee, has any material relationship with DeVry (either directly or as a partner, shareholder or officer of an organization that has a relationship with DeVry) and has otherwise complied with the requirements for independence under the applicable listing standards of the New York Stock Exchange (“NYSE”).

As a result of this review, the Board of Directors affirmatively determined that all of DeVry’s current Directors and Mr. Huston are “independent” of DeVry and its management within the meaning of the applicable NYSE rules, with the exception of Mr. Taylor and Mr. Hamburger. Mr. Taylor is considered an inside director because of his employment as a Senior Advisor to DeVry. In addition, Mr. Hamburger is considered an inside Director because of his employment as President and CEO of DeVry.

The Board considered the relationship between DeVry and Northern Trust Corporation, at a subsidiary of which DeVry maintains the bulk of its depository accounts and through which nearly all of DeVry’s disbursement activity is made, because Mr. Logan is Executive Vice President and Managing Director, Institutional Sales and Client Servicing, with Northern Trust Global Investments, a business unit of Northern Trust Corporation. In fiscal year 2009, DeVry incurred approximately $1,208,000 in fees to Northern Trust Corporation, which were partially offset against compensating balance credits earned on an average outstanding balance of approximately $22.8 million. The Board of Directors concluded, after considering that Mr. Logan had no involvement in the transactions, the lack of materiality of the transactions to DeVry and to Northern Trust Corporation, and the fact that the terms of the transactions are not preferential either to DeVry or to Northern Trust Corporation, that the relationship is not a material one for purposes of the NYSE listing standards and would not influence Mr. Logan’s actions or decisions as a Director of DeVry.

Board Committees

The Board has standing Governance, Audit, Compensation, Finance and Academic committees. Additionally, the Board established a Government Relations Committee in fiscal year 2009. A current copy of the charters of each of these committees and a current copy of DeVry’s Corporate Governance Principles are available in print from the Secretary of DeVry to any stockholder upon written request and can also be found on DeVry’s website, www.devryinc.com. Only Directors who meet the NYSE listing standards definition of “independent” are appointed to the Governance and Compensation committees. Only Directors who meet the NYSE listing standards and the Securities and Exchange Commission definitions of “independent” are appointed to the Audit Committee.

Governance Committee.  Directors Lyle Logan (Chair), David S. Brown and Julia A. McGee serve as members of DeVry’s Governance Committee, which met four times during fiscal year 2009. The Board of Directors has determined that all of the members of the Governance Committee are “independent,” as defined in the applicable NYSE listing standards. In accordance with the Committee’s Charter, its responsibilities include:

•	proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill any vacancies on the Board;

•	reviewing the committee structure; and

•	leading the Board and Committee evaluation process.

The Governance Committee will consider stockholder recommendations of candidates for Director. Such recommendations should be sent to the Secretary of DeVry. Detailed procedures, including minimum qualifications and specific qualities or skills believed necessary, and the Committee’s process (arising primarily out of DeVry’s By-Laws) for identifying and evaluating nominees, have been codified in DeVry’s policy on the Director Nominating Process, which is described below under the caption “Director Nominating Process.”

Mr. Huston’s candidacy resulted from an extensive search process assisted by the firm of Russell Reynolds Associates, which was retained by the Board for this purpose. The Governance Committee evaluated Mr. Huston against other candidates and the criteria set forth in the policy on Director Nominating Process, which is discussed below, and recommended him to the full Board of Directors for nomination.

Audit Committee.  Directors William T. Keevan (Chair), Charles A. Bowsher, Lisa W. Pickrum and Fernando Ruiz serve as members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Committee met eight times in fiscal year 2009. The Board of Directors has determined that all of the members of the Audit Committee are “independent” as required by the applicable listing standards of the NYSE and by the applicable rules and regulations issued by the Securities and Exchange Commission. The Board also has determined that the Audit Committee has two “audit committee financial experts” serving on that Committee; namely, Charles A. Bowsher and William T. Keevan, whose business background may be found on page 3 of this Proxy Statement.

The principal duties of the Audit Committee are:

•	selecting DeVry’s independent registered public accounting firm, subject to ratification by the stockholders;

•	evaluating the independent registered public accounting firm’s independence;

•	monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	overseeing the effectiveness of DeVry’s internal audit function and overall risk management processes; and

•	discussing with management and the independent registered public accounting firm the nature and effectiveness of DeVry’s internal control systems.

Additional detail about the Committee’s activities are spelled out in the Committee’s Charter, which was most recently amended and restated by the Board of Directors on May 12, 2009. The report of the Audit Committee appears on page 31 of this Proxy Statement.

Compensation Committee.  Directors Julia A. McGee (Chair), Connie R. Curran and William T. Keevan serve as members of the Compensation Committee, which held six meetings in fiscal year 2009, consisting of four regular meetings and two special meetings. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined in the applicable NYSE listing standards. The role of the Compensation Committee is discussed below in the section on “Compensation Discussion and Analysis”. The report of the Compensation Committee appears on page 13 of this Proxy Statement.

Academic Committee.  Directors Connie R. Curran (Chair), Lyle Logan and Ronald L. Taylor serve as members of DeVry’s Academic Committee, which was established to assure that the academic perspective is heard and represented at the highest policy-setting level, and incorporated in all of DeVry’s activities and operations. The purpose of the Committee, which met two times in fiscal year 2009, is to provide oversight of DeVry’s academic policy and input to the Board regarding academic activities.

Finance Committee.  Directors Fernando Ruiz (Chair), Robert C. McCormack and David S. Brown serve as members of DeVry’s Finance Committee, which met two times during fiscal year 2009. The Committee’s principal duties include review and recommendation with respect to DeVry’s financing policies, including cash flow, capital structure and dividend policy, as well as risk management policy.

Director Nominating Process

The Governance Committee is responsible for making recommendations of nominees for directors to the Board. Nominees are selected on the basis of, among other things, knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the interests of DeVry and its Board. When considering nominees, the Committee seeks to ensure that the Board as a whole possesses, and individual members possess, at least one of the following characteristics:

•	Accounting and finance expertise;

•	Business judgment;

•	Management experience;

•	Industry knowledge;

•	Leadership; and

•	Strategy/vision.

In screening director nominees, the Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the Board that could impair the prospective nominee’s ability to act independently.

The Committee will not only consider nominees that it identifies, but will consider nominees submitted by stockholders in accordance with the process for stockholder nominations identified in the By-Laws. Under this process, all stockholder nominees must be submitted in writing to the Secretary of DeVry Inc., One Tower Lane, Oakbrook Terrace, IL 60181-4624, not less than 90 days prior to the anniversary of the immediately preceding Annual Meeting of Stockholders. Such stockholder’s notice shall be signed by the stockholder of record who intends to make the nomination (or his duly authorized proxy) and shall also include the following information:

•	the name and address, as they appear on DeVry’s books, of such stockholder and the beneficial owner or owners, if any, on whose behalf the nomination is made;

•	the number of shares of DeVry’s Common Stock which are beneficially owned by such stockholder or beneficial owner or owners;

•	a representation that such stockholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination;

•	the name and residence address of the person or persons to be nominated;

•	a description of all arrangements or understandings between such stockholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would otherwise be required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and

•	the written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

In addition to candidates submitted through this By-Law process for stockholder nominations, stockholders may also recommend candidates by following the procedures set forth below under the caption “Communications with Directors.”

In identifying potential nominees and determining which nominees to recommend to the Board, the Governance Committee has retained the advisory services of Russell Reynolds Associates. In connection with each vacancy, the Governance Committee develops a specific set of ideal characteristics for the vacant director position. The Governance Committee looks at nominees it identifies and any identified by stockholders on an equal basis using these characteristics and the general criteria identified above.

2009 DIRECTOR COMPENSATION

Directors (except Mr. Hamburger) were paid an annual retainer of $30,000, plus meeting fees of $1,500 per board meeting attended and $1,000 per committee meeting attended, until February 2009. At that time the meeting fees were discontinued and the retainer was increased to $70,000 per annum, paid quarterly. Prior to Dr. Shapiro’s election as non-executive Chair in November 2008, the Lead Outside Director received an annual retainer of $17,500. The Board Chair receives an annual retainer of $120,000. The Chair of the Audit Committee receives an annual retainer of $15,000 for such services and each Chair of the other committees receives an annual retainer of $5,000. Directors are reimbursed for any reasonable and appropriate expenditures attendant to Board membership.

Under the DeVry Inc. Nonqualified Deferred Compensation Plan, a Director may elect to defer all or a portion of Board compensation. Any amount so deferred is, at the Director’s election, valued as if invested in various investment choices made available by the Compensation Committee for this purpose, and is payable in cash in installments or as a lump-sum on or after termination of service as a Director or at a date specified by the Director.

Directors are eligible to receive options under DeVry’s 1999 and 2003 Stock Incentive Plans and DeVry’s 2005 Incentive Plan. Non-employee Directors are currently granted options for 3,500 shares of DeVry common stock upon election or re-election to the Board at a price equal to the price of the stock at the closing of the NYSE on the date of grant (pro-rated for election to less than a full three-year term). These options vest on the one-year anniversary of the date of election or re-election. In fiscal year 2009, each non-employee Class II Director elected or re-elected at the 2008 Annual Meeting of Stockholders on November 13, 2008 received a grant of options to purchase 3,500 shares of DeVry common stock at a price equal to the price of the stock at the closing of the NYSE on the date of grant.

During fiscal year 2009, the Compensation Committee approved a revision to the long-term incentive compensation of Directors, under which each non-employee Director will receive restricted stock units commonly referred to at DeVry as “full-value shares” with an estimated value of $70,000 directly following each Annual Meeting, beginning with the 2009 Annual Meeting on November 11, 2009. Each full-value share represents the right to receive one share of DeVry Inc. common stock following the satisfaction of the vesting period. The full-

value shares vest at a rate of 33.33% per year over three years. Board members will no longer receive a grant of stock options upon their election or re-election to the Board.

This table discloses all compensation provided in fiscal year 2009 to the Directors of DeVry (other than Mr. Hamburger who received no compensation for his service as a Director).

	Fees Earned	Option
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)

Charles A. Bowsher	61,500	46,865	108,365
David S. Brown	57,000	72,950	129,950
Connie R. Curran	59,500	33,902	93,402
William T. Keevan	74,250	46,865	121,115
Lyle Logan(2)	58,500	33,902	92,402
Robert C. McCormack	71,125	46,865	117,990
Julie A. McGee	64,000	46,865	110,865
Lisa W. Pickrum	28,500	53,047	81,547
Fernando Ruiz	57,500	72,950	130,450
Harold T. Shapiro	119,500	33,902	153,402
Ronald L. Taylor	49,000	33,902	82,902

(1)	The amounts reported in the Options Awards column represent the dollar amount, without any reduction for the risk of forfeiture, recognized for financial statement purposes for fiscal year 2009, of option grants to each of the Directors named above, calculated in accordance with the provisions of SFAS 123(R). See “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2009, filed with the SEC on August 26, 2009, for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value as of the option grant date is spread over the number of months of service required for the grant to become fully vested. The fair value of each option award made in fiscal year 2009 to each non-employee Class II Director, calculated in accordance with SFAS 123(R), was $24.25. There can be no assurance that the SFAS 123(R) calculated amounts will represent the amounts that the Directors will actually realize from the awards. In addition to the expense for current year grants, ratable amounts expensed for option awards that were granted in fiscal years 2005 through 2008 are also included.

(2)	Mr. Logan has elected to defer 100% of his director fees into the DeVry Inc. Nonqualified Deferred Compensation Plan.

The aggregate number of option awards outstanding at June 30, 2009 for each of the Directors was as follows:

Options
Name	Outstanding (#)

Charles A. Bowsher	3,500
David S. Brown	19,250
Connie R. Curran	9,000
William T. Keevan	12,500
Lyle Logan	3,500
Robert C. McCormack	10,500
Julie A. McGee	21,750
Lisa W. Pickrum	3,500
Fernando Ruiz	12,500
Harold T. Shapiro	10,500
Ronald L. Taylor	494,500

COMMUNICATION WITH DIRECTORS

Stockholders and other interested parties wishing to communicate with the Board of Directors or any member or committee of the Board of Directors are encouraged to send any communication to: Secretary, DeVry Inc., One Tower Lane, Suite 700, Oakbrook Terrace, Illinois 60181 and should prominently indicate on the outside of the envelope that it is intended for the board of directors, or a member or committee of the board of directors. Any such communication must be in writing, must set forth the name and address of the stockholder (and the name and address of the beneficial owner, if different), and must state the form of stock ownership and the number of shares beneficially owned by the stockholder making the communication. DeVry’s Secretary will compile and periodically forward all such communication to the Board of Directors.

CERTAIN TRANSACTIONS

Various DeVry policies and procedures, including the Code of Business Conduct and Ethics, which applies to DeVry’s directors, officers and all other employees, and annual questionnaires completed by all DeVry directors, director nominees and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable Securities and Exchange Commission rules. DeVry’s Governance Committee considers and makes recommendations to the Board of Directors with respect to possible conflicts of interest or any other provisions of the Code of Business Conduct and Ethics. The Governance Committee also reviews annually the continuing independence of DeVry’s non-employee directors under applicable law or rules of the NYSE and reports its findings to the Board of Directors in connection with its independence determinations. The Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Governance Committee and makes the relevant determination.

No relationships or transactions occurred between DeVry and any officer, director or nominee for director, or any affiliate of or person related to any of them, since the beginning of DeVry’s last fiscal year of the type and amount that are required to be disclosed under applicable Securities and Exchange Commission rules.

POLICY FOR COMMUNICATING ALLEGATIONS RELATED TO ACCOUNTING COMPLAINTS

Stockholders, employees and other interested persons are encouraged to communicate or report any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of DeVry’s Code of Business Conduct and Ethics (collectively, “Accounting Complaints”) to the General Counsel of DeVry Inc. at the following address:

General Counsel
DeVry Inc.
One Tower Lane
Oakbrook Terrace, IL 60181-4624

Accounting Complaints also may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, in care of the General Counsel, at the address indicated above, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Any person making such a submission who would like to discuss an Accounting Complaint with the Audit Committee should indicate this in the submission and should include a telephone number at which he or she may be contacted if the Audit Committee deems it appropriate.

Employees may also report Accounting Complaints using any of the reporting procedures specified in DeVry’s Code of Business Conduct and Ethics. All reports by employees shall be treated confidentially and may be made anonymously. DeVry will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of his or her employment based upon any lawful actions taken by such employee with respect to the good faith submission of Accounting Complaints.

CODE OF BUSINESS CONDUCT AND ETHICS

DeVry has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to its directors, officers (including the CEO, the Chief Financial Officer and the Controller) and all other employees. The Code is intended to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable laws, rules and regulations;

•	prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

The Code is available in print, without charge, from the Secretary of DeVry to any stockholder upon written request and is also available on DeVry’s website, www.devryinc.com. DeVry posts any amendments to or waivers from the Code (to the extent applicable to DeVry’s directors and executive officers) on DeVry’s website, www.devryinc.com.

STOCK OWNERSHIP

The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (1) each person known by DeVry to own beneficially more than five percent of the Common Stock, (2) each Director of DeVry, (3) each nominee for election as Director, (4) each Named Executive Officer, and (5) all Directors and officers of DeVry as a group, in each case as of June 30, 2009, except as otherwise noted. DeVry believes that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Amount and Nature of Beneficial Ownership

	Amount and Nature of Beneficial Ownership
		Stock Options	Total Common
	Common Shares	Exercisable	Stock
	Beneficially Owned	within 60 days	Beneficially	Percentage
Name	Excluding Options(1)	of June 30, 2009	Owned	Ownership

Baron Capital Management, Inc.	7,074,685 (2)	—	7,074,685	10.0
767 Fifth Avenue New York, NY 10153
Dennis Keller	7,566,099 (3)	194,900	7,780,599	10.9
Ronald L. Taylor	1,147,515	434,500	1,642,515	2.3
Charles A. Bowsher	2	0	3,502	*
David S. Brown	7,500	15,750	26,750	*
Connie R. Curran	0	9,000	9,000	*
Darren R. Huston	0	0	0	*
William T. Keevan	0	9,000	12,500	*
Lyle Logan	0	3,500	3,500	*
Robert C. McCormack	2,284	7,000	12,784	*
Julia A McGee	20,000	18,250	41,750	*
Lisa W. Pickrum	0	0	3,500	*
Fernando Ruiz	0	9,000	12,500	*
Harold T. Shapiro	250	10,500	10,750	*
Daniel Hamburger	37,946	213,320	548,666	*
David J. Pauldine	22,595	47,012	149,625	*
Richard M. Gunst	4,588	27,332	84,220	*
Thomas Shepherd	0	36,988	74,950	*
Steven Riehs	1,500	12,393	43,561	*
All Directors and Officers as a Group (25 persons)	1,256,918	930,497	2,865,556	4.0

*	Represents less than one percent of the outstanding Common Stock.

(1)	“Common Stock Beneficially Owned” includes stock held in joint tenancy, stock owned as tenants in common, stock owned or held by spouse or other members of the holder’s household, and stock in which the holder either has or shares voting and/or investment power, even though the holder disclaims any beneficial interest in such stock. Options exercisable within 60 days after June 30, 2009, are shown separately.

(2)	As of August 31, 2009, as reported in a statement on Schedule 13G/A filed with the SEC on September 10, 2009 by Baron Capital Management, Inc.

(3)	Mr. Keller has 2,069,922 shares pledged to secure various personal lines of credit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) hereby furnishes the following report to the stockholders of DeVry in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Proxy Statement with DeVry’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Julia A. McGee, Chair
Connie R. Curran
William T. Keevan

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis for fiscal year 2009 of our compensation program and policies, the material compensation decisions the Compensation Committee made under the program and policies, how the Compensation Committee made those decisions and the material factors the Compensation Committee considered in making those decisions. Later in this Proxy Statement, under the heading “Executive Compensation” you will find a series of tables and related narratives containing specific information about the compensation earned or paid in fiscal year 2009 to the following individuals, whom we refer to as our Named Executive Officers or “NEOs”:

•	Daniel M. Hamburger, President and Chief Executive Officer, DeVry Inc.

•	Richard M. Gunst, Chief Financial Officer and Treasurer, DeVry Inc.

•	David J. Pauldine, President, DeVry University

•	Steven Riehs, President, DeVry Online Services

•	Thomas C. Shepherd, President, Ross University

The discussion below is intended to help you understand the detailed information provided in those tables and related narratives and put that information into context within our overall compensation program. When we use the words “we,” “our” or “us,” they refer to DeVry.

Executive Compensation Philosophy and Objectives

For fiscal year 2009, the overall goals of our compensation program were to serve the essential purpose of the organization, which is to empower students to achieve their educational and career goals, and to maximize the long-term return to stockholders. We designed our program to:

•	Attract, motivate and retain high-quality executives;

•	Align NEO compensation with academic and financial objectives;

•	Reward organizational and individual performance; and

•	Offer incentives that prioritize the long-term interests of stockholders.

As part of our compensation philosophy, we believe we should pay our NEOs total compensation that is competitive with other alternatives available to them in the marketplace and that a significant portion of each NEO’s total compensation should be variable — with both upside potential and downside risk — depending upon the performance of DeVry and of the individual. In addition, we believe we should maintain a clear, straightforward and transparent approach to our executive compensation program.

How the Compensation Committee Determined Executive Compensation

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation program. The Compensation Committee’s role is to oversee, on behalf of the Board and for the benefit of DeVry and its stockholders, our compensation and benefit plans and policies, review and approve equity awards to directors and NEOs, and review and approve annually all compensation decisions relating to our NEOs. The Compensation Committee meets periodically to review our executive compensation program, approve compensation levels and performance targets, review management performance, and approve total annual cash incentive compensation distributions and long-term incentive compensation awards. The Compensation Committee operates under a written Charter, a copy of which is available on DeVry’s website, www.devryinc.com.

Role of Executive Officers and Management

The Compensation Committee invites select members of management to participate in its meetings. The CEO and Senior Vice President of Human Resources were regular attendees at Compensation Committee meetings in fiscal year 2009. The Compensation Committee also invited the CFO, Controller, and General Counsel to provide perspective and participate in its meetings from time to time. Management’s role was to contribute input and analysis to the Compensation Committee’s discussions. At the Compensation Committee’s direction and request, management made recommendations to the Compensation Committee with respect to the key elements of our executive compensation program for fiscal year 2009, which are discussed in more detail below. Management recommended the aggregate dollars to be available to all DeVry’s employees for increases in base salaries (known as the “merit pool”), as well as the guidelines under which merit increases to base salaries of employees were to be made. Management recommended the aggregate dollars available to be distributed to eligible employees under DeVry’s Management Incentive Plan (“MIP”) for fiscal year 2009, and made specific recommendations to the Compensation Committee with respect to MIP awards for certain senior managers. Similarly, management made recommendations to the Compensation Committee concerning the aggregate number of stock options and restricted stock units to be awarded to deserving employees under DeVry’s long-term incentive plans for fiscal year 2009, and made specific recommendations with respect to individual stock option grants to specific senior managers. As we discuss below, our CEO made specific recommendations to the Compensation Committee for his direct reports, including the NEOs, regarding performance goals, increases to their annual base salaries, MIP awards and long-term incentive compensation grants for fiscal year 2009. After receiving the recommendations of management, the Compensation Committee gave feedback on the recommendations, regularly met in executive session for further discussion and analysis, and consulted with outside advisors. It approved the overall magnitude of MIP awards and equity grants, and all compensation decisions for the NEOs other than Mr. Hamburger. The Compensation Committee made all final compensation decisions with respect to Mr. Hamburger and the Board approved all compensation decisions for all of the NEOs.

Role of Independent Consultants

For fiscal year 2009, management worked with Frederic W. Cook and Co. on the design of the long-term incentive element of our compensation program and used widely-published surveys (Towers Perrin and Mercer) for input into many of the decisions related to the total compensation of its executive team. The Compensation Committee engaged The Delves Group to review management’s recommendations and provide data and insights that ensure that our executive compensation program is fair, reasonable, and consistent with our compensation objectives. The role of all of the outside consultants involved in our compensation processes was purely advisory in nature and the Compensation Committee retained ultimate responsibility for its compensation-related decisions.

The Compensation Committee and management analyzed and considered survey data provided by the consultants to provide a broad perspective on the marketplace and market trends given DeVry’s stated objective of paying compensation that is competitive with other marketplace alternatives. This survey data was one of many pieces of information included in a subjective process of determining executive compensation. The Compensation Committee used the survey data as general guidance, together with its own discretion, in establishing each of the individual elements of NEO compensation, taken separately, but did not receive or consider any survey data regarding total compensation levels of executives. The Compensation Committee did not target any specific percentile levels in establishing compensation levels and opportunities.

The Role of Performance

A significant portion of the total compensation of the NEOs is performance-based, tied to DeVry’s academic outcomes, financial performance, specific functional or operating unit performance, and individual performance. We believe that emphasizing performance helps us to achieve our most significant short-term and long-term objectives. The Compensation Committee used specific goals and objectives to measure performance, and these goals and objectives played an important role in establishing the amounts paid to our NEOs in each element of our executive compensation program.

Performance Targets and Goals

We have a confidential five-year strategic plan containing various milestones, which was developed by our executive management team and approved by our Board. The plan is reviewed annually. Our executive management team recommended, and our Board subsequently approved, an operating plan at the beginning of fiscal year 2009 that was consistent with our five-year strategic plan. The specific, quantitative goals set for organizational evaluation and NEO performance were derived from our 2009 operating plan. The Compensation Committee continued its recent practice of using earnings per share and annual revenue as the key measures of organizational performance. For fiscal year 2009, DeVry’s organizational performance goals were revenue of $1.408 billion and earnings per share of $2.12.

The Compensation Committee used operating unit revenue and operating income as key measures in assessing the performance of NEOs in operating roles in fiscal year 2009. We do not disclose the particular operating unit performance targets utilized in our annual cash incentive program (MIP) or otherwise because we keep such information confidential, and the disclosure of such information would cause competitive harm. The internal revenue and earnings targets for the various operating segments flowed from the DeVry organization-wide goals.

The Compensation Committee considered the performance targets taken from DeVry’s fiscal year 2009 operating plan to be the best estimate of what we could deliver, if management were to materially satisfy its goals and objectives for the year. The Compensation Committee intended the targets to be aggressive yet achievable goals. At the time the Compensation Committee set these goals, it expected that it would take extraordinary performance on the part of management to exceed them to the extent necessary to yield maximum incentive payouts under our MIP. We believe that our incentive plans have successfully implemented our philosophy of pay for performance because they focus DeVry on key value drivers and performance incentives to deliver strong results.

Individual Performance Goals

At the beginning of fiscal year 2009, the Compensation Committee approved individual performance goals and objectives for the CEO. The CEO also worked collaboratively with the other NEOs in developing their individual performance goals and objectives. These individual performance goals and objectives reflected functional results or operating unit performance appropriate for each NEO’s respective role. Each stressed the building of academic outcomes, organizational strength and advancement of DeVry’s core values. The individual performance goals are factors in determining base salary, annual cash incentive (MIP) compensation and long-term incentive compensation. The individual performance goals intentionally include elements that can be rated objectively as well as elements that are of a subjective nature. This allows the Compensation Committee to assess the individual’s performance objectively, while utilizing its discretion to make adjustments based on the individual’s perceived contributions and other subjective criteria.

The primary individual performance goals and objectives that the Compensation Committee set for our CEO, Mr. Hamburger, were to:

•	Achieve strong academic outcomes;

•	Implement international expansion strategy;

•	Strengthen infrastructure;

•	Implement business continuity/security strategy;

•	Drive superior customer service throughout the organization; and

•	Preserve and enhance DeVry’s reputation for integrity, compliance and quality.

The primary individual performance goals and objectives set for our CFO, Mr. Gunst, in his role as the head of a critical function for DeVry, were to:

•	Further improve DeVry’s planning, reporting, forecasting, and analytical capabilities;

•	Execute due diligence and integration of the U.S. Education acquisition;

•	Pursue cost savings opportunities in purchasing/supply management;

•	Evaluate alternative capital structure opportunities;

•	Effectively represent DeVry externally to media, investors, government agencies, and the general public;

•	Monitor and enhance internal control processes;

•	Build the finance team and implement human resources initiatives; and

•	Lead the home office relocation project.

The primary individual performance goals and objectives set for Mr. Pauldine, Mr. Riehs and Dr. Shepherd as operating division heads, were to:

•	Achieve high quality academic outcomes;

•	Optimize operational and financial performance; and

•	Effectively execute strategic plans, particularly concerning facilities, student services and relationships with accreditation, government and other education professionals.

These goals were selected by the Compensation Committee because they were reflective of management’s role in DeVry achieving the overall goals set forth in the fiscal year 2009 operating plan and, in turn, our long-term strategic objectives. At the same time, the Compensation Committee selected these goals because they are reflective of a number of qualities we expect of all of our executives, such as behaviors that:

•	Reinforce DeVry’s core values;

•	Attract, motivate, reward and retain employees who consistently deliver strong performance to ensure DeVry’s long term success;

•	Promote teamwork that is focused on meeting the expectations of customers (students and employers of graduates), various outside agencies (regulators and accreditors) and stockholders; and

•	Promote dedication to the empowerment of students to achieve their educational and career goals.

Elements of Executive Compensation

The key elements of our executive compensation program for fiscal year 2009 were unchanged from fiscal year 2008:

•	Annual base salary;

•	Annual cash incentive (MIP); and

•	Long-term incentive (LTI).

The Compensation Committee aimed to provide total cash compensation to each NEO that was market-competitive, beginning with a competitive annual base salary, with the remainder (consisting of annual cash incentive (MIP) and long-term incentive (LTI) awards) largely at-risk, to be earned based upon individual and organizational performance. For example, in order to emphasize the overall goals of our compensation program, approximately 75% of the CEO’s total compensation was at-risk, in the form of annual cash incentive (MIP) pay and long term incentive. We believe that this allocation of compensation recognizes individual potential and rewards strong performance.

The following is a description for fiscal year 2009 of the three main components of our compensation program, the purpose of each, and the role each played in fiscal year 2009 in meeting the overarching objectives of our compensation program for our NEOs.

Annual Base Salary

We pay base salaries as a secure, predictable component of cash compensation, which is essential for attracting and retaining talented executives. An initial base salary is negotiated at the outset of employment, thereby establishing it as satisfactory to the executive and thus, by inference, consistent with current market conditions. The Compensation Committee adjusts base salaries in the early part of each fiscal year to reflect the executive’s performance during the prior year and to respond to changes in economic conditions.

The Compensation Committee evaluated the CEO’s annual base salary going into fiscal year 2009. Its evaluation took into account actual results versus the performance targets and goals previously set for DeVry and for him for fiscal year 2008, which were discussed in DeVry’s 2008 Definitive Proxy Statement. The Compensation Committee noted the CEO’s increased responsibilities due to the acquisition of U.S. Education Corporation and FANOR, as well as DeVry’s increased market visibility as an S&P 500 company. The Compensation Committee also considered its interaction with the CEO, its observation of his performance throughout fiscal year 2009 and the perceived market for CEOs, thus adding a further discretionary element to its evaluation. The Compensation Committee believes that our executive compensation program is better because of this element, as it allows for the consideration of unforeseen circumstances and factors that cannot be measured with precision. DeVry did exceptionally well in fiscal year 2009, particularly in a year of unprecedentedly difficult economic conditions. The CEO contributed materially to these favorable results and exceeded nearly all of his individual performance objectives. As a result, for fiscal year 2009, we paid our CEO an annual base salary of $740,861, which represented approximately a 3.5% increase over his fiscal year 2008 salary. The Compensation Committee increased the CEO’s salary because the Compensation Committee wanted to reward the CEO for DeVry’s and the CEO’s excellent performance during the previous fiscal year, as well as his consistently strong executive performance, his success in building a high quality executive team, his potential to continue building a positive future for DeVry and to ensure that his salary is comparable to the salaries of chief executive officers at other companies in the marketplace.

The CEO recommended the annual base salary of each of the other NEOs at the outset of fiscal year 2009 based on his experience with and analysis of the market at that time, his monitoring of the compensation levels at other companies in our market and his assessment of each NEO’s performance for the prior year. Generally, the CEO made his assessments for adjustment of the other NEOs’ fiscal year 2009 salaries, based on the following six criteria:

(1) DeVry’s overall financial performance compared to the prior year operating plan;

(2) Each NEO’s performance against his previously established individual goals and objectives;

(3) Each NEO’s effectiveness in instilling a culture of teamwork, student service and integrity;

(4) Each NEO’s expected future contributions;

(5) The compensation practices of other similar or competitor companies, including average salary increases in the U.S.; and

(6) Discretion based on interaction and observation throughout the year.

We believe that the annual base salaries paid in fiscal year 2009 to each NEO served our executive compensation objectives to:

•	Retain our high-quality executives by paying them a market competitive annual base salary; and

•	Reward individual performance by increasing annual base salaries from prior year levels as a result of DeVry’s overall, and each NEO’s individual, positive performances.

Annual Cash Incentive Compensation

The MIP is a portion of executive cash compensation. It is an annual cash incentive program designed to motivate and reward our NEOs and other management employees by putting a substantial portion of cash compensation at risk and paying annual incentives to the extent DeVry’s financial objectives and individual performance goals are met or exceeded. We determine and pay the MIP payments for a particular fiscal year only after that fiscal year has ended (i.e., in the beginning of the next fiscal year). Thus, MIP awards for fiscal year 2009 were determined and paid in the early part of fiscal year 2010, after the results for fiscal year 2009 were known and confirmed.

The Compensation Committee considered three primary items in determining the amounts of MIP awards for fiscal year 2009:

(1) MIP Targets, which are a percentage of base salary;

(2) Organizational and/or operating unit performance; and

(3) Individual performance.

An NEO’s ability to hit his MIP Target is based 70% on the achievement of organizational and/or operating unit performance metrics and 30% on the achievement of individual performance goals.

Organizational and/or Operating Revenue Unit Performance Metrics

As discussed above, the Compensation Committee selected DeVry earnings per share, DeVry revenues, operating unit revenue and operating income as the measures most reflective of management’s role in DeVry achieving its operating plan. These various measures were allocated to best align the measurements with each NEOs respective role and the goals of the organization and our compensation programs. The relative percentages assigned to each of the organizational and operating unit performance goals for each NEO are as follows:

	NEO Organizational and Operating Unit
	Performance Measure Allocations
			Operating
	DeVry		Unit	Operating
	Earnings Per	DeVry	Operating	Unit
Name	Share	Revenue	Income	Revenue

Daniel M. Hamburger	40%	30%	—	—
Richard M. Gunst	40%	30%	—	—
David J. Pauldine	20%	10%	25%	15%
Steven Riehs	20%	10%	25%	15%
Thomas C. Shepherd	20%	10%	25%	15%

Individual Performance Metrics

The Compensation Committee used individual performance because it believed that this measure served to advance our short-term goal of each NEO meeting his respective individual performance goals for the year, which the Compensation Committee believed would, on a combined basis, help DeVry meet its aggregate goals.

2009 NEO MIP Targets

MIP Targets were set for each NEO as a percentage of base salary at the outset of the fiscal 2009 year. The CEO’s MIP Target is 100% of base salary, pursuant to his employment agreement, which is discussed in more detail below. MIP Targets for the other NEOs are recommended by the CEO and approved by the Compensation Committee. The possible payouts derived from the MIP Targets for all of the NEOs are set forth on the 2009 Grants of Plan Based Awards table on page 24 below.

MIP Payouts for Fiscal Year 2009

MIP payouts for each NEO can be as low as zero but also provide an overachievement opportunity of 200% of MIP Target, which rewards exceptional performance compared to expectations, over-delivery of strategic initiatives, and/or achievement of initiatives not contemplated at the time goals were set.

Mr. Hamburger’s MIP Target for the 2009 fiscal year was 100% of his base salary, as prescribed by his 2006 employment agreement. His ability to hit this Target was based 70% on DeVry’s achievement of organizational performance goals and 30% on his achievement of his individual performance goals. The organizational piece was evaluated using pre-set revenue and earnings per share goals derived from DeVry’s fiscal 2009 operating plan, weighted 30% and 40% respectively. The individual piece was measured against the performance goals established with the Board at the outset of the fiscal year, which are described above. The Committee awarded Mr. Hamburger a MIP payout of $1,019,277 which was approximately 138% of his MIP Target and base salary. In doing so, it took into account that DeVry’s organizational goals were well satisfied as it over-performed against its fiscal year 2009 operating plan in terms of both revenue and earnings per share. In addition, the Committee evaluated Mr. Hamburger’s achievement of his personal performance goals and found his performance in that regard to be outstanding.

The process was essentially the same for the other NEOs, except that the CEO reviewed each NEO’s performance, and the CEO’s recommendations were reviewed and approved by the Committee. NEO MIP awards were based on an evaluation of individual performance and the extent to which DeVry’s goals, and in the case of Messrs. Pauldine, Riehs and Shepherd their respective operating unit goals, were met or exceeded. Please see “Executive Compensation — 2009 Summary Compensation Table” below for specific information about annual cash incentive (MIP) awards for the NEOs.

We believe that the annual incentive compensation that we paid in fiscal year 2009 to each NEO served our executive compensation objectives to:

•	Retain our high-quality executives by providing them with the opportunity to earn market competitive annual incentive compensation;

•	Reward DeVry performance by paying NEOs when pre-established organization performance goals were met or exceeded; and

•	Reward individual performance by paying NEOs for meeting or exceeding pre-established individual performance goals.

Long-Term Incentive Compensation

In fiscal year 2009 the Compensation Committee continued its reliance on long-term incentive vehicles to align the long-term interests of management and stockholders. In doing so, the Compensation Committee encourages its executives to focus on the behaviors and initiatives that will lead to increased long-term stockholder value. The Compensation Committee believes that long-term equity compensation also is an important retention tool and, thus, the Compensation Committee has chosen to use a multi-year vesting schedule for stock options to encourage longer-term focus and retention.

In September 2008 the Compensation Committee changed the vesting schedule of options granted under the Incentive Plan of 2005 from five to four years. In fiscal year 2009, the Compensation Committee changed the vesting schedule of the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, and the 2003 Stock Incentive Plan to a four-year period, effective for future option grants. The vesting period for options granted prior to these changes was five years.

The Compensation Committee made stock option grants to each of the NEOs in the early part of fiscal year 2009. The Committee took into account the same six criteria described in the “Annual Base Salary” section above in determining the size of these grants. The Compensation Committee targeted the value of the long-term equity compensation for each NEO to represent a substantial percentage of total compensation because the primary objective of our compensation program is to create maximum long-term value.

Details concerning fiscal year 2009 stock option grants for the NEOs appear in the 2009 Grants of Plan-Based Awards table on page 24. The Compensation Committee awarded the option grants reflected in the table based on an evaluation of individual performance and the extent to which DeVry’s goals, and in the case of Messrs. Pauldine, Riehs and Shepherd their respective operating unit goals, were met or exceeded.

The Compensation Committee granted Incentive Stock Options (ISOs) up to the $100,000 IRS limitation applicable to each one-year vesting period. To the extent this limitation was met for any NEO, then the remaining portion of the award was issued in the form of non-qualified stock options. The Compensation Committee recognizes that DeVry may not receive a tax deduction for ISOs. The Compensation Committee weighed this consideration against the benefit ISOs provide to employees and the consequent enhancement to DeVry’s ability to attract and retain executives and determined it was in DeVry’s best interest to continue utilizing ISOs in the manner described.

We believe that the long-term incentive compensation granted in fiscal year 2009 to each NEO served our executive compensation objectives to:

•	Align NEO compensation with our pre-established business objectives;

•	Reward individual and DeVry performance by tying a portion of the number of stock options that we granted to each NEO to both our organization’s and each NEO’s individual performance against pre-established goals; and

•	Provide incentives consistent with the overall goal of enhancing long-term value by requiring the stock options to vest in equal installments over a four-year period, which provides incentives to our NEOs to remain with DeVry for an extended period of time in order to realize the greatest possible value of the stock options.

All Other Compensation

In general, we do not provide perquisites to our NEOs that are not available to other employees, with the exception of these:

•	Matching contributions credited in fiscal year 2009 under the DeVry Inc. Nonqualified Deferred Compensation Plan;

•	A leased automobile or cash automobile allowance;

•	Group life insurance premiums; and

•	Certain medical insurance and out-of-pocket medical costs.

Perquisites make up the smallest portion of each NEO’s total compensation package. The nature and quantity of perquisites provided by DeVry did not change materially in fiscal year 2009 versus 2008, consistent with our philosophy that perquisites should not represent a primary component of our compensation program. The Compensation Committee periodically reviews the perquisite program and allowances provided to each NEO to determine if adjustments are appropriate.

The “All Other Compensation” column of the 2009 Summary Compensation Table shows the amounts of perquisite compensation we provided for fiscal year 2009 to each of the NEOs.

Deferred Compensation

DeVry maintains the DeVry Inc. Nonqualified Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan for executives to save for retirement by deferring a portion of their current compensation until termination of service with DeVry or other specified dates. We credit matching contributions to participants’ accounts under the Deferred Plan to the extent their matching contributions to our tax-qualified Profit Sharing 401(k) Retirement Plan are limited by the Internal Revenue Code. The Deferred Plan enables the NEOs and other employees with a certain level of annual compensation ($105,000 for fiscal year 2009) to save a portion of their income for retirement on a scale consistent with other employees not subject to IRS limits. We did not contribute to the Deferred Plan except as a matching contribution to amounts the NEOs contributed during the 2009 fiscal year. We do not have a defined benefit pension plan, and, therefore, our Profit Sharing 401(k) Retirement Plan and the Deferred Plan are the only retirement savings vehicles for executives.

Employment Agreements

DeVry and Mr. Hamburger are parties to an employment agreement that provides for an initial base salary, annual salary increases and annual cash incentive during the term and sets forth the severance benefits that will be provided upon termination of his employment under certain conditions.

DeVry and each of Mr. Gunst, Mr. Pauldine and Dr. Shepherd entered into employment agreements effective October 12, 2009. Mr. Gunst’s new employment agreement replaces the employment agreement that DeVry entered into with him on July 24, 2006. Aside from Mr. Hamburger and Mr. Gunst, none of the NEOs previously had employment agreements. The employment agreements set forth, among other things, the severance benefits that will be provided upon certain employment termination scenarios.

The Compensation Committee believes that the employment agreements provide:

•	security and incentives that help enable DeVry to retain and attract top executives,

•	greater ability for DeVry to retain its key executives following the occurrence of an extraordinary corporate transaction, and

•	benefits to DeVry, including non-competition and non-solicitation covenants by the NEOs.

Each of these employment agreements is discussed in detail in the narrative accompanying the Summary Compensation Table under the caption “Employment Agreements,” and DeVry’s obligation to provide severance benefits in accordance with the agreements is discussed beginning on page 27 under the caption “2009 Potential Payments Upon Termination or Change-in-Control.”

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million per year paid to “covered employees”, defined as the chief executive officer and the three other most highly compensated officers (other than the chief financial officer) employed as executive officers at year-end. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies certain requirements under Section 162(m). The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Compensation Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished while still remaining faithful to our executive compensation philosophy and objectives.

Base salaries do not qualify as “performance-based compensation” under Section 162(m). However the base salaries of DeVry’s NEOs are below the $1 million level. Amounts paid to an executive that are excludable from gross income, such as Profit Sharing Retirement Plan contributions reflected in the “All Other Compensation” column in the Summary Compensation Table, are not subject to Section 162(m). Incentive compensation paid by DeVry in fiscal year 2009 under the MIP that is based on DeVry performance is expected to qualify as “performance-based compensation.” Gains on the exercise of stock options in fiscal year 2009 by persons who were covered employees at the end of the fiscal year qualify as performance-based compensation under Section 162(m).

Changes for Fiscal Year 2010

Beginning in fiscal year 2010, the Compensation Committee will begin granting restricted stock units commonly referred to by DeVry as “performance shares” to NEOs, in addition to stock options. The Compensation Committee has determined that 70% of long-term incentive compensation will continue to be in the form of stock options, with the remaining 30% in the form of performance shares. Performance shares are granted under the DeVry Inc. Incentive Plan of 2005. Some key design elements of the performance share program are:

•	The performance shares vest based on the level of attainment of the annual target and shares of common stock are distributed after the end of the three-year performance period.

•	The performance metric for the performance shares is Return on Invested Capital (ROIC). The target ROIC for performance shares granted in fiscal year 2010 is 12.1%. Participants have the opportunity to earn one-third of the target number of performance shares in each year of the three-year performance period if ROIC is attained at target or higher.

•	There is a cumulative look-back feature whereby there is an opportunity to earn up to 120% of the target number of shares based on the three-year average of ROIC.

EXECUTIVE COMPENSATION

2009 SUMMARY COMPENSATION TABLE

This table shows the compensation of DeVry’s Chief Executive Officer, Chief Financial Officer and each of the other NEOs for the fiscal years 2009, 2008 and 2007, which ended June 30, 2009, June 30, 2008 and June 30, 2007, respectively.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)		($)

Daniel Hamburger	2009	734,116	1,647,022	1,019,277	54,296	(4)	3,454,711
Chief Executive Officer and President	2008	675,322	728,869	991,749	43,559	(4)	2,439,499
	2007	577,125	425,956	708,701	15,968	(4)	1,727,750
Richard M. Gunst	2009	360,258	266,855	260,440	41,720	(5)	929,273
Chief Financial Officer and Treasurer	2008	285,970	134,725	212,127	23,737	(5)	656,559
	2007	258,430	64,488	169,085	9,321	(5)	501,324
David J. Pauldine	2009	391,114	375,202	369,902	39,374	(6)	1,175,592
President, DeVry University	2008	334,159	233,995	312,060	23,767	(6)	903,981
	2007	330,000	139,095	201,923	10,939	(6)	681,957
Steven Riehs	2009	297,871	148,041	225,048	20,349	(7)	691,309
President, DeVry Online Services	2008	226,500	66,881	173,641	14,478	(7)	481,500
	2007	204,100	24,236	111,075	12,901	(7)	352,312
Thomas C. Shepherd	2009	298,481	186,711	191,171	38,325	(8)	714,688
President, Ross University	2008	256,811	109,518	178,797	15,391	(8)	560,517
	2007	247,500	55,661	157,916	28,410	(8)	489,487

(1)	This column shows the salaries paid in fiscal years 2009, 2008 and 2007. The following NEOs have elected to defer a portion of their salary under the Deferred Plan: Mr. Hamburger — $26,346 for 2009, $6,552 for 2008 and $0 for 2007; Mr. Gunst — $76,565 for 2009, $52,611 for 2008 and $27,500 for 2007; Mr. Pauldine — $11,856 for 2009, $0 for 2008 and $0 for 2007; Mr. Riehs — $2,945 for 2009, $0 for 2008 and $0 for 2007; Dr. Shepherd — $12,385 for 2009, $5,097 for 2008 and $0 for 2007.

(2)	The amounts reported in the Options Awards column represent the dollar amount, without any reduction for the risk of forfeiture, recognized for financial statement purposes for the fiscal years 2009, 2008 and 2007, of outstanding option grants to each of the NEOs, calculated in accordance with the provisions of Statement of Financial Accounting Standards Number 123(R) (“SFAS 123(R)”). See “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2009, filed with the SEC on August 26, 2009, “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2008, filed with the SEC on August 27, 2008 and “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2007, filed with the SEC on August 24, 2007 for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value as of the option grant date is expensed over the number of months of service required for the grant to become fully vested. For retirement eligible grantees, the entire amount is expensed in the year of the grant. In addition to the expense for current year grants, ratable amounts expensed for awards that were granted in fiscal years 2004 through 2008 are also included.

(3)	The MIP compensation was earned in fiscal years 2009, 2008 and 2007 and paid in fiscal years 2010, 2009 and 2008, respectively, based upon the MIP guidelines. The following have elected to defer a portion of their MIP compensation under the Deferred Plan: Mr. Hamburger — $0 for 2009, $0 for 2008 and $141,740 for 2007; Mr. Gunst — $52,088 for 2009, $42,425 for 2008 and $33,817 for 2007; Mr. Pauldine — $55,485 for 2009, $46,809 for 2008 and $30,288 for 2007; Mr. Riehs — $22,505 for 2009, $0 for 2008 and $0 for 2007; Dr. Shepherd — $19,117 for 2009, $17,880 for 2008 and $0 for 2007.

(4)	All other compensation reported for Mr. Hamburger, for fiscal years 2009, 2008 and 2007 respectively, represents (i) DeVry’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $14,069 for 2009, $8,473 for 2008 and $7,650 for 2007; (ii) DeVry’s contributions credited under the Deferred Plan, $24,570 for 2009, $23,605 for 2008 and $0 for 2007; (iii) car allowance, $4,083 for 2009, $3,926 for 2008 and $4,083 for 2007; (iv) group life insurance, $397 for 2009, $519 for 2008 and $500 for 2007; and (v) executive medical benefits, $11,177 for 2009, $7,036 for 2008 and $3,735 for 2007.

(5)	All other compensation reported for Mr. Gunst, for fiscal years 2009, 2008 and 2007 respectively, represents (i) DeVry’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $13,449 for 2009, $3,979 for 2008 and $0 for 2007; (ii) DeVry’s contributions credited under the Deferred Plan, $12,622 for 2009, $7,538 for 2008 and $0 for 2007; (iii) car allowance, $8,400 for 2009, $8,077 for 2008 and $7,894 for 2007; (iv) group life insurance, $417 for 2009, $654 for 2008 and $621 for 2007; and (v) executive medical benefits, $6,832 for 2009, $3,489 for 2008 and $806 for 2007.

(6)	All other compensation reported for Mr. Pauldine, for fiscal years 2009, 2008 and 2007 respectively, represents (i) DeVry’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $14,754 for 2009, $8,460 for 2008 and $3,300 for 2007; (ii) DeVry’s contributions credited under the Deferred Compensation Plan, $17,695 for 2009, $6,375 for 2008 and $0 for 2007; (iii) leased car value, $3,917 for 2009, $3,766 for 2008 and $3,917 for 2007; (iv) group life insurance, $461 for 2009, $790 for 2008 and $$629 for 2007; and (v) executive medical benefits, $2,547 for 2009, $4,376 for 2008 and $3,093 for 2007.

(7)	All other compensation reported for Mr. Riehs, for fiscal years 2009, 2008 and 2007 respectively, represents (i) DeVry’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $14,134 for 2009, $8,390 for 2008 and $6,635 for 2007; (ii) car allowance, $6,000 for 2009, $5,769 for 2008 and $6,000 for 2007; and (iii) group life insurance, $215 for 2009, $319 for 2008 and $266 for 2007.

(8)	All other compensation reported for Dr. Shepherd, for fiscal years 2009, 2008 and 2007 respectively, represents (i) DeVry’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $14,529 for 2009, $8,432 for 2008 and $4,372 for 2007; (ii) DeVry’s contributions credited under the Deferred Compensation Plan, $13,387 for 2009 and $0 for each of 2008 and 2007; (iii) car allowance, $6,000 for 2009, $5,769 for 2008 and $6,000 for 2007; (iv) group life insurance, $453 for 2009, $877 for 2008 and $792 for 2007; and (v) executive medical benefits, $3,956 for 2009, $313 for 2008 and $17,246 for 2007.

Employment Agreement with Mr. Hamburger

DeVry and Mr. Hamburger are parties to an employment agreement dated as of November 15, 2006, which provides for (i) an initial salary of $675,000 per year, subject to annual increases (but no decreases), (ii) an annual cash incentive under the MIP targeted at 100% of base salary, (iii) benefits and perquisites made available to senior management generally, and (iv) reimbursement of expenses consistent with DeVry’s policy in effect from time to time.

Employment Agreements with Mr. Gunst, Mr. Pauldine and Dr. Shepherd

During all of fiscal year 2009, DeVry and Mr. Gunst were parties to an employment agreement dated as of July 24, 2006, which provided for (i) an initial salary of $275,000 per year, subject to annual review, and (ii) benefits made available to senior management generally. Effective October 12, 2009, DeVry entered into a new employment agreement with each of Mr. Gunst, Mr. Pauldine and Dr. Shepherd, each of which provides for (i) a base salary, subject to annual increases (but no decreases unless in the case of an across-the-board percentage reduction affecting all executives equally at the NEO’s respective level); (ii) an annual cash incentive under the MIP targeted as a percentage of base salary; (iii) benefits and perquisites made available to senior management generally; (iv) reimbursement of expenses consistent with DeVry’s policy in effect from time to time; and (v) severance benefits that will be provided upon certain terminations of employment, which are described beginning on page 27 under the caption “2009 Potential Payments Upon Termination or Change-in-Control.”

2009 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each NEO with respect to (1) estimated possible payouts under non-equity incentive plan awards that could have been earned for fiscal year 2009 and (2) stock options granted in fiscal year 2009.

		Estimated Possible Payouts
		Under Non-Equity Incentive
		Plan Awards(1)
					All Other Option
					Awards: Number
					of Securities	Exercise or Base	Grant Date Fair
		Threshold	Target	Maximum	Underlying	Price of Option	Value of Stock and
Name	Grant Date	($)(2)	($)(3)	($)(4)	Options(5)	Awards ($/sh)(6)	Option Awards(7)

Daniel M. Hamburger		370,431	740,861	1,481,722
	8/28/2008				195,200	51.23	$4,579,392
Richard M. Gunst		100,108	200,215	400,430
	8/28/2008				24,400	51.23	$572,424
David J. Pauldine		138,323	276,645	553,290
	8/28/2008				25,625	51.23	$601,163
Steven Riehs		73,627	147,254	294,508
	8/28/2008				15,025	51.23	$352,487
Thomas C. Shepherd		82,941	165,882	331,764
	8/28/2008				13,950	51.23	$327,267

(1)	Payouts under the MIP were based on performance in fiscal year 2009. Therefore, the information in the “Threshold”, Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in September 2008. The amounts actually paid under the MIP for fiscal year 2009 appear in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table.

(2)	Pursuant to the MIP, performance below a performance goal target will result in no payment with respect to that performance goal. If a performance goal target is met or exceeded, then the performance would result in a payment ranging from the threshold amount to the maximum amount payment for such performance goal, depending upon the level at which the performance goal had been attained.

(3)	The amount shown in this column represents the target incentive payment under the MIP, which is calculated as a set percentage of base salary.

(4)	Pursuant to the MIP, the amount shown in this column represents the maximum incentive payment, 200% of the Target.

(5)	Option grant issued as part of the annual incentive grant under the 2005 Stock Incentive Plan, which becomes exercisable at 25% per year for four years and has a maximum term of ten years.

(6)	All options granted to the NEOs in fiscal year 2009 have an exercise price equal to the closing sales price of the common stock on the date of grant.

(7)	This column shows the grant date fair value of the options awarded to each of the NEOs in fiscal year 2009, computed in accordance with FAS 123(R), which was $23.46. Also see “Note 3: Stock Based Compensation” to the Consolidated Financial Statements contained in DeVry’s Annual Report on Form 10-K for the year ended June 30, 2009 for an explanation of the assumptions made by DeVry in the valuation of these awards.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth information for each NEO with respect to each grant of options to purchase DeVry common stock that was made at any time, has not yet been exercised, and remained outstanding at June 30, 2009.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options		Options		Exercise	Option
	(#)		(#)		Price	Expiration
Name	Exercisable		Unexercisable		($)(4)	Date

Daniel Hamburger	15,519	(1)	0		27.16	08/15/2013
	1	(1)	10,000	(1)	20.78	08/10/2014
	75,000	(2)	0		21.40	06/15/2015
	22,000	(1)	33,000	(1)	21.62	10/03/2016
	20,000	(1)	30,000	(1)	28.80	02/06/2017
	22,000	(1)	88,000	(1)	34.53	08/31/2017
	0		195,200	(3)	51.23	08/28/2018
Richard M. Gunst	9,232	(1)	21,000	(1)	20.97	07/24/2016
	5,000	(1)	20,000	(1)	34.53	08/31/2017
	0		24,400	(1)	51.23	08/28/2018
David J. Pauldine	22,405	(1)	18,000	(1)	21.76	10/24/2015
	12,000	(1)	18,000	(1)	21.62	10/03/2016
	6,200	(1)	24,800	(1)	34.53	08/31/2017
	0		25,625	(3)	51.23	08/28/2018
Steven Riehs	2,913	(1)	1,600	(1)	15.75	11/15/2014
	1,812	(1)	0		21.40	06/15/2015
	2,075	(1)	4,800	(1)	21.62	10/03/2016
	1,836	(1)	12,000	(1)	34.53	08/31/2017
	0		15,025	(3)	51.23	08/28/2018
Thomas C. Shepherd	8,000	(1)	3,000	(1)	20.12	10/18/2014
	15,000	(2)	0		21.40	06/15/2015
	7,000	(1)	10,500	(1)	21.62	10/03/2016
	3,500	(1)	14,000	(1)	34.53	08/31/2017
	0		13,950	(3)	51.23	08/28/2018

(1)	Options vest 20% per year over the first five years of the 10-year option term.

(2)	Options vested 100% on date of grant of the 10-year option term.

(3)	Options vest 25% per year over the first four years of the 10-year option term.

(4)	All options were granted at market value on the date of grant based on the closing market price of the common stock for such date as reported in The Wall Street Journal.

2009 Option Exercises and Stock Vested

This table sets forth information concerning (1) the exercise during fiscal year 2009 of options to purchase shares of common stock by each of the NEOs and (2) the dollar amount realized on exercise of the exercised options.

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)(1)

Daniel M. Hamburger	43,680	1,468,843
Richard M. Gunst	0	0
David J. Pauldine	0	0
Steven Riehs	9,964	323,012
Thomas C. Shepherd	4,000	146,280

(1)	Value Realized on Exercise. Represents the difference between the closing market price of the common stock as reported in The Wall Street Journal for the date of exercise of the option and the option exercise price multiplied by the number of shares of common stock covered by the options held.

2009 Nonqualified Deferred Compensation

This table sets forth the contributions by each NEO and DeVry for fiscal year 2009, the earnings accrued on each NEO’s account balance in 2009 and the account balance at June 30, 2009 under the Deferred Plan.

	Executive	Employer	Aggregate	Aggregate
	Contributions	Contributions	Earnings/(Loss)	Balance at
	in Last	in Last	in Last	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Year End
Name	($)(1)	($)(2)	($)(3)	($)(4)

Daniel Hamburger	26,346	24,570	(102,341)	310,054
Richard M. Gunst	118,990	12,622	1,649	252,805
David J. Pauldine	58,665	17,695	(16,299)	92,890
Steven Riehs	2,945	—	123	3,068
Thomas C. Shepherd	30,265	13,387	(4,346)	44,241

(1)	Executive Contributions in Last Fiscal Year. The amount of executive contributions made by each NEO and reported in this column is included in each NEO’s compensation reported on the 2009 Summary Compensation Table, either in the “Salary” or “Non-Equity Incentive Plan Compensation” column. See footnotes 1 and 3 of the Summary Compensation Table for specific deferrals made by each NEO.

(2)	Employer Contributions in Last Fiscal Year. The amount of DeVry contributions made and reported in this column is included in each NEO’s compensation reported on the 2009 Summary Compensation Table in the “All Other Compensation” column.

(3)	Aggregate Earnings/(Loss) in Last Fiscal Year. These amounts represent the earnings in the Deferred Plan for fiscal year 2009. These amounts are not reported in the Summary Compensation Table.

(4)	Aggregate Balance at Last Fiscal Year End. The aggregate balance as of June 30, 2009 reported in this column for each NEO reflects amounts that have been previously reported as compensation on the Summary Compensation Table for current and prior years, except for $123 of earnings for Mr. Riehs.

Deferred Compensation Plan

The Deferred Plan covers directors and selected key employees approved for participation by the Compensation Committee. All of the named executive officers are eligible to participate in the Plan. Under the Deferred Plan as it applies to employees, participants may make an advance election to defer up to 50% of salary and up to

100% of annual cash incentive (MIP) compensation until termination of service with DeVry or certain other specified dates. DeVry credits matching contributions to participants’ accounts under the Deferred Plan to the extent they have elected to defer the maximum amount under DeVry’s Profit Sharing Retirement Plan and their matching contributions to the Profit Sharing Retirement Plan are limited by applicable Internal Revenue Code provisions. DeVry may also credit participants’ accounts with discretionary profit sharing contributions. Participants are fully vested in their own deferral and matching contributions, plus earnings, and will vest in discretionary contributions, if any, as determined by the Compensation Committee. Participants may elect to have their Deferred Plan accounts credited with earnings based on various investment choices made available by the Compensation Committee for this purpose. Participants can elect to have account balances paid in a lump sum or in installments. Distributions are generally made or commence in January of the year following termination of employment (but not earlier than six months after termination) or January of the year in which the specified payment date occurs. In the event of death before benefits commence, participants’ accounts will be paid to their beneficiaries in a lump sum.

2009 Potential Payments Upon Termination or Change-in-Control

DeVry provides benefits to certain of the NEOs upon termination of employment from DeVry in specific circumstances. These benefits are in addition to the benefits to which these NEOs would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). In addition, DeVry’s equity compensation plans and the stock option agreements used to implement them provide for accelerated vesting of outstanding stock options in the event of a change in control of DeVry, regardless of whether a termination of employment occurs.

Employment Agreements

Mr. Hamburger

The employment agreement of Mr. Hamburger was effective as of November 15, 2006 in connection with his assumption of the duties of President and Chief Executive Officer of DeVry. The employment agreement provides that either party may terminate Mr. Hamburger’s employment upon 180 days’ advance notice, except that DeVry may terminate his employment immediately for any reason, Mr. Hamburger may terminate his employment immediately for “good reason”, and his employment will automatically terminate immediately in the event of death or disability. The agreement provides the following severance benefits:

•	If a change in control of DeVry has not occurred and Mr. Hamburger’s employment is terminated for reasons other than by DeVry for “cause” or due to retirement at age 65, he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If at any time Mr. Hamburger terminates his employment for “good reason,” he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If DeVry terminates Mr. Hamburger’s employment following a change in control of DeVry, he is entitled to the following:

i. an immediate payment equal to 24 times his monthly base salary;

ii. an immediate payment equal to a pro rata portion of the average MIP award paid to him for the two years prior to his termination; and

iii. immediate vesting of all outstanding stock options.

For purposes of the agreement:

(i) “cause” means Mr. Hamburger’s conviction of a felony or a crime involving monies, other property, fraud or embezzlement; (ii) “good reason” exists if Mr. Hamburger is not accorded the duties and responsibilities described in the agreement, if his duties or responsibilities are materially or substantially reduced, if he is not paid amounts owed under the agreement within 10 days’ notice to DeVry, or if DeVry otherwise breaches the agreement; (iii) “disability” means a physical or mental disability that causes Mr. Hamburger to be unable to perform his duties under the agreement for a period of 180 days; and (iv) “change in control” means a sale of substantially all of DeVry’s assets or the acquisition by another entity of a majority of DeVry’s common stock.

Mr. Gunst, Mr. Pauldine and Dr. Shepherd

Prior to October 12, 2009, DeVry had an employment arrangement with Mr. Gunst, which was effective as of July 24, 2006 and which provided that if he was terminated by DeVry for other than for death, disability or cause, DeVry would have paid him 12 months of continued salary. Aside from Mr. Hamburger and Mr. Gunst, none of the NEOs previously had employment agreements.

On October 12, 2009, DeVry entered into employment arrangements with Mr. Gunst, Mr. Pauldine and Dr. Shepherd. Mr. Gunst’s new employment agreement replaced his previous employment arrangement. These employment agreements provide, among other things, that if the NEO’s employment with DeVry is terminated by DeVry without “cause” or by the NEO with “good reason” and the NEO executes a release of claims, then the NEO will be entitled to the following benefits:

•	either (i) one and one-half times the sum of the NEO’s base salary plus “MIP target,” payable in 18 equal monthly payments, or (ii) one times the sum of the NEO’s base salary plus “MIP target,” payable in 12 equal monthly payments, depending upon the terms of the NEO’s employment agreement;

•	a pro-rated “MIP award” (if employed for at least six months in the fiscal year during which termination occurs) based on actual performance paid in a lump sum at the time MIP awards are paid to other employees;

•	either 12 or 18 months (depending upon the terms of the NEO’s employment agreement) of continued health benefit plan coverage at active employee rates following the termination date; and

•	access to a six or nine month (depending upon the terms of the NEO’s employment agreement) senior executive level outplacement program at DeVry’s sole expense.

In the case of Mr. Pauldine, his employment arrangement also provides that if his termination occurs after the day that is 18 months prior to his 55th birthday, he will be treated as having been terminated due to “retirement” for purposes of all outstanding stock options and other equity awards that include a definition of the term “retirement,” including both those outstanding on the date of the employment agreement and those thereafter granted.

In addition, the employment arrangements with Mr. Gunst, Mr. Pauldine and Dr. Shepherd provide that if the NEO’s employment with DeVry is terminated by DeVry without “cause” or by the NEO with “good reason” during a “change in control period” and the NEO executes a release of claims, then the NEO will be entitled to the following benefits:

•	either (i) two times the sum of the NEO’s base salary plus “MIP target,” payable in 24 equal monthly payments or (ii) one and one-half times the sum of the NEO’s base salary plus “MIP target,” payable in 18 equal monthly payments, depending upon the terms of the NEO’s employment agreement;

•	either 18 or 24 months (depending upon the terms of the NEO’s employment agreement) of continued health benefit plan coverage at active employee rates following the termination date; and

•	access to a either nine or 12 month (depending upon the terms of the NEO’s employment agreement) senior executive level outplacement program at DeVry’s sole expense.

For purposes of these employment agreements:

(i) “cause” means (A) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (B) willful failure to perform duties as reasonably directed by the CEO or the CEO’s designee, (C) the NEO’s gross negligence or willful misconduct with respect to the performance of the NEO’s duties under the employment agreement, (D) obtaining any personal profit not fully disclosed to and approved by DeVry’s Board of Directors in connection with any transaction entered into by, or on behalf of, DeVry, or (E) any other material breach of the employment agreement or any other agreement between the NEO and DeVry; (ii) “change in control period” means the period commencing on the date of a “Change in Control” (as defined in the DeVry Inc. Incentive Plan of

2005) and ending on the 12-month anniversary of such date; (iii) “good reason” means, without the NEO’s consent, (A) material diminution in title, duties, responsibilities or authority, (B) reduction of base salary, MIP target or employee benefits except for across-the-board changes for executives at the NEO’s level, (C) exclusion from executive benefit/compensation plans, (D) material breach of the employment agreement that DeVry has not cured within 30 days after the NEO has provided DeVry notice of the material breach which shall be given within 60 days of the NEO’s knowledge of the occurrence of the material breach, or (E) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to the NEO; (iv) “MIP award” means the amount actually awarded the NEO under the MIP, as in effect from time to time, upon the achievement of specific DeVry-wide and personal performance goals of the NEO that will be determined each fiscal year by the NEOs direct supervisor and/or the Compensation Committee as necessary and appropriate to comply with DeVry policy; and (v) “MIP target” means the percentage of the NEO’s base salary established as the target under the MIP, as adjusted from time to time.

Stock Option Plans

The provisions of the stock option agreements under which options are held by employees, including the NEOs, provide for the immediate vesting of unvested options in the event of a change in control of DeVry. The provisions of the stock option agreement under which options were granted to employees, including the NEOs, in fiscal year 2009 provide the following:

•	If the optionee’s employment is terminated due to death or disability (as defined in the agreement), options will become fully vested and exercisable for the remaining term of the option.

•	If the optionee’s employment terminates due to mutual agreement, the optionee will be credited with one additional year of service for vesting purposes and the options will be exercisable until the earlier of one year from termination or the expiration of the term of the option.

•	If the optionee’s employment terminates due to retirement, the option will continue to vest and be exercisable in accordance with its terms. Retirement means the optionee’s termination without cause after age 55 when the sum of his age and full years of service equals or exceeds 65.

2009 Potential Severance Payments

The tables set forth below quantify the additional benefits as described above that would be paid to each NEO under the following termination of employment or change in control events, assuming such event occurred on June 30, 2009. The tables set forth below also assume that the new employment agreements, effective October 12, 2009, with Mr. Gunst, Mr. Pauldine and Mr. Shepherd had been in effect at that time, and in Mr. Gunst’s case, his prior employment agreed was no longer in effect.

Termination of Employment — No Change in Control

	Daniel	Richard M.	David J.	Steven	Thomas C.
Name:	Hamburger	Gunst	Pauldine	Riehs	Shepherd

Salary:	$740,861	$546,042	$592,810	$—	$301,604
MIP Target Amount:	—	300,323	414,967	—	165,882
Pro-Rated MIP:	—	260,440	369,902	—	191,171
Continued Health Coverage:	—	14,197	15,038	—	10,026
Outplacement Services:	—	22,500	22,500	—	15,000

Termination of Employment Following Change in Control

	Daniel	Richard M.	David J.	Steven	Thomas C.
Name:	Hamburger	Gunst	Pauldine	Riehs	Shepherd

Salary:	$1,481,722	$728,055	$790,414	$—	$452,407
MIP Target Amount:	1,005,513	400,430	553,290	—	248,824
Pro-Rated MIP:	—	260,440	369,902	—	191,171
Continued Health Coverage:	—	18,929	20,051	—	15,038
Outplacement Services:	—	30,000	30,000	—	22,500
Value of Vesting of Unvested Stock Options(1):	3,232,540	920,670	1,405,248	377,400	605,310

(1)	The options vest upon a change of control. Based on the difference between the exercise price and the closing market price of the common stock for June 30, 2009 as reported in The Wall Street Journal.

Change in Control — No Termination of Employment

	Daniel	Richard M.	David J.	Steven	Thomas C.
Name:	Hamburger	Gunst	Pauldine	Riehs	Shepherd

Value of Vesting of Unvested Stock Options(1):	$3,232,540	$920,670	$1,405,248	$377,400	$605,310

(1)	Based on the difference between the exercise price and the closing market price of the common stock for such date as reported in The Wall Street Journal.

EQUITY COMPENSATION PLAN INFORMATION

DeVry currently maintains four equity compensation plans: the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. DeVry’s stockholders have approved each of these plans.

The following table summarizes information, as of June 30, 2009, relating to these equity compensation plans under which DeVry’s Common Stock is authorized for issuance.

Number of securities
		Weighted-average	remaining available for
	Number of securities to	exercise price of	future issuance under
	be issued upon exercise of	outstanding options,	equity compensation plans
	outstanding options,	awards, warrants	(excluding securities
	awards, warrants and rights	and rights	reflected in column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	2,963,776	$30.51	2,316,395
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,963,776	$30.51	2,316,395

(1)	The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options under the stockholder-approved 1994 Stock Incentive Plan (157,977 shares), 1999 Stock Incentive Plan (640,935 shares), 2003 Stock Incentive Plan (1,446,309 shares) and the DeVry Inc. Incentive Plan of 2005 (718,555 shares).

(2)	The number shown in column (c) is the number of shares that may be issued upon exercise of options and other equity awards granted in the future under the 2003 Stock Incentive Plan (36,360 shares) and the DeVry Inc. Incentive Plan of 2005 (2,280,035 shares). All of the shares remaining available for the grant of future awards of options, warrants and rights are available under the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. No new awards may be granted under the 1994 Stock Incentive Plan or the 1999 Stock Incentive Plan.

AUDIT COMMITTEE REPORT

To Our Stockholders:

The Audit Committee of DeVry Inc., which met eight times during the last fiscal year, consists of four independent Directors and operates under a written charter that conforms to the Securities and Exchange Commission’s implementing regulations and to the NYSE listing standards.

Management is responsible for DeVry’s internal controls and the financial reporting process by which it prepares the financial statements. DeVry’s independent registered public accounting firm is responsible for performing an independent audit of the annual financial statements of DeVry and expressing an opinion on those statements. The Audit Committee monitors DeVry’s financial reporting processes, including its internal control systems. The principal duties of the Audit Committee include:

•	Selecting DeVry’s independent registered public accounting firm, subject to ratification by the stockholders;

•	Evaluating the independent registered public accounting firm’s independence;

•	Monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of DeVry’s internal audit function and overall risk management processes; and

•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of DeVry’s internal control systems.

With respect to DeVry’s audited financial statements for the fiscal year ended June 30, 2009:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•	The Audit Committee has met with PricewaterhouseCoopers LLP, DeVry’s independent registered public accounting firm, and discussed the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communicating with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and PricewaterhouseCoopers LLP referred to above, management’s representations and the report of PricewaterhouseCoopers LLP on DeVry’s audited financial statements, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2009 be included in DeVry’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

In addition, the Audit Committee has appointed, subject to stockholder ratification, PricewaterhouseCoopers LLP as DeVry’s independent registered public accounting firm for the fiscal year 2010.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that DeVry specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

William T. Keevan, Chair
Charles Bowsher
Lisa W. Pickrum
Fernando Ruiz

AUDIT FEES

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as DeVry’s independent registered public accounting firm for the fiscal year ended June 30, 2009. DeVry’s stockholders ratified the engagement at the Annual Meeting of Stockholders on November 13, 2008. In addition to engaging PwC to audit the consolidated financial statements for DeVry and its subsidiaries for the year and review the interim financial statements included in DeVry’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the Audit Committee also engaged PwC to provide various other audit and audit related services — e.g. , auditing of DeVry’s compliance with student financial aid program regulations.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. DeVry engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include, from time to time, business and asset valuation studies, and services in the fields of law, human resources, information technology, employee benefits and tax structure and compliance.

The aggregate amounts included in DeVry’s financial statements for fiscal year 2009 and 2008 for fees billed or to be billed by PwC for audit and other professional services, respectively, were as follows:

	Fiscal 2009	Fiscal 2008

Audit Fees	$2,318,591	$1,500,294
Tax Fees	508,223	340,011
All Other Fees	3,195	5,100

Total	$2,830,009	$1,845,405

Audit Fees — Includes all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of DeVry’s financial statements and the audit of internal control over financial reporting. In addition, this category includes fees for services in connection with DeVry’s statutory and regulatory filings, consents and review of filings with the Securities and Exchange Commission such as the annual report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K. Also included are services rendered in connection with the required annual audits of DeVry’s compliance with the rules and procedures promulgated for the administration of federal and state student financial aid programs. The increase in audit fees for fiscal year 2009 as compared to the prior year was primarily driven by fees associated with DeVry’s acquisition of U.S. Education Corporation.

Tax Fees — Includes all services related to tax compliance, tax planning, tax advice, assistance with tax audits and responding to requests from DeVry’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting. DeVry’s Audit Committee has considered the nature of these services and concluded that these services may be provided by the independent registered public accounting firm without impairing its independence.

All Other Fees — Includes subscriptions for on-line accounting research services and fees for continuing professional education sessions.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of PwC for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for and nature of the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied as appropriate. A record of all such approvals is maintained in the files of the Audit Committee for future reference. All services provided by PwC during the past year were approved by the Audit Committee prior to their undertaking.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by PwC in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy. For fiscal year 2009, none of the services provided by PwC were provided pursuant to the de minimis exception to the pre-approval requirements contained in the applicable rules of the Securities and Exchange Commission. Audit Committee consideration and approval generally occurs at a regularly scheduled Audit Committee meeting. For projects that require an expedited decision because they should begin prior to the next regularly scheduled meeting, requests for approval may be circulated to the Audit Committee by mail, telephonically or by other means for its consideration and approval. When deemed necessary, the Audit Committee has delegated pre-approval authority to its Chair. Any engagement of the independent registered public accounting firm under this delegation will be presented for informational purposes to the full Audit Committee at their next meeting.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, as independent registered public accounting firm for DeVry and its subsidiaries for fiscal year 2010. The Board of Directors recommends to the stockholders that the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry and its subsidiaries be ratified. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from stockholders.

Approval by Stockholders

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2010 will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2010.

The Board of Directors recommends a vote FOR Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2010.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL OF PEOPLE FOR THE ETHICAL TREATMENT OF ANIMALS (PETA)

Eliminating Medically Unnecessary Surgeries

RESOLVED, that the board is encouraged to enact a policy prohibiting all medically unnecessary surgeries in the teaching program at Ross University School of Veterinary Medicine. Such a policy would only permit surgeries to be performed on an animal when that same animal stands to benefit from the surgery or when such a surgery would be deemed appropriate in a clinical context.

Supporting Statement:

DeVry acquired Ross University in 2003. Since that time the Ross University School of Veterinary Medicine has been the subject of severe scrutiny due to its treatment of animals and the teaching methods it employs. The University requires students to perform invasive and painful surgeries on healthy, donkeys, sheep, and goats. Distraught Ross students have told PETA that they are forced to sever the nerves of donkeys’ toes, cut their ligaments, insert plastic tubes through their noses and into their stomachs, surgically puncture their abdomens, cut their tracheas, and remove fluid from their joints. Students have also been forced to practice multiple surgeries on each animal and report that botched surgeries have led to infections and massive suffering.

While significant progress has been made by eliminating terminal surgeries on all species and ending medically unnecessary procedures on dogs, Ross is still subjecting healthy animals to medically unnecessary and highly invasive procedures. Ross has yet to reach the animal welfare standards of the most respected veterinary schools in the U.S. and Europe.

Veterinary schools such as the Cummings School of Veterinary Medicine at Tufts University and the Western University of Health Sciences College of Veterinary

Medicine provide an excellent veterinary education to their students without subjecting animals to unnecessary procedures. Veterinary students at these and many other schools practice their skills on high-fidelity manikins, as is done in medical schools. Students also learn through clinical experience in which they assist experienced veterinarians at teaching hospitals or in private practice with the treatment of animals who have genuine medical problems. Schools such Ohio State University and others have established cooperative programs with area animal shelters to provide opportunities for instruction. In these programs, the interactions that students have with live animals are always to the benefit of the individual animals whom they treat. Schools that have adopted such humane curricula have consequently seen their academic reputations rise and have attracted a greater number of qualified applicants.1

The public holds veterinary professionals in high esteem but this respect is contingent on their defending and caring for animals. The revelation that healthy animals are made to suffer at the hands of veterinary students is potentially very damaging, particularly as it is educationally indefensible since highly effective alternatives are already in widespread use at other institutions.

We urge shareholders to support this ethically and educationally responsible resolution.

The Board of Directors recommends a vote AGAINST Proposal No. 3, the stockholder proposal submitted by People for the Ethical Treatment of Animals.

DeVry opposes the shareholder Resolution and Supporting Statement (jointly referred to as the “Proposal”) submitted by People for the Ethical Treatment of Animals (“PETA”). The Proposal encourages the Board of Directors to enact a policy prohibiting “all medically unnecessary surgeries” from the curriculum of Ross University School of Veterinary Medicine (“Ross”). As discussed more fully below, DeVry opposes PETA’s Proposal because it is unnecessary, seeks to impose a curriculum decision that is best left to the faculty and leadership of Ross, uses terms that are vague and would be difficult to implement, and because it relies upon inaccurate or incomplete statements.

Background

Ross University School of Veterinary Medicine is a part of Ross University, a wholly owned subsidiary of DeVry. It accounted for approximately 5.8% of DeVry’s net income in the last fiscal year. Ross is a fully accredited school of veterinary medicine located in St. Kitts. Since its founding in 1978, more than 2,300 graduates have been awarded D.V.M. degrees through Ross.

Ross veterinary students complete a seven-semester pre-clinical curriculum in a large, modern facility in St. Kitts. This program is structured to provide a veterinary education that is modeled after educational programs at U.S. veterinary schools. After completing their pre-clinical curriculum, Ross veterinary students enter a clinical clerkship lasting approximately 48 weeks at one of approximately 21 affiliated U.S. Colleges of Veterinary Medicine.

Students begin their surgical training during the first semester at Ross in a clinical skills laboratory to learn basic instrument handling and suturing. Additional supervised laboratory exercises are added each semester, so that by the time students reach the surgery course in the sixth and seventh semesters, they have learned basic skills and techniques.

1 Tufts E-News. Preserving Innovation. 2 Sept 2008 <http://enews.tufts.edu/stories/Q6.c;/2Oo8/oQ/o2/PreservingInnovation>

During the surgery course that students take in the sixth and seventh semesters, students learn surgical preparation using mock surgical rooms and practice procedures on models (referred to as “manikins” by the Proposal). For example, Ross faculty have developed a model that is utilized to practice abdominal surgery. Students also practice skills such as suturing, intestinal surgery, and bladder surgery on tissue samples incorporated into models.

Sixth and seventh semester students work on live animals only after passing a competency exam, and much of the work on live animals is done in Ross’ teaching hospital on client-owned animals (animals owned by private individuals who bring the animals for treatment.) As part of Ross’ curriculum, students also perform a limited number of procedures on sheep and donkeys. In veterinary medicine, procedures are classified as minor and major. Minor procedures do not expose a body cavity and cause little or no impairment. All but one of the procedures included in the Ross curriculum are minor. These procedures include castrations2 and cast and bandage applications. In accordance with the Guide for the Care and Use of Laboratory Animals, which is used by veterinary schools throughout the U.S., and Ross’ own Animal Use Policy, no animal may undergo more than one major procedure. At Ross, in accordance with the guidelines, a single major procedure called a laparotomy3 is performed on sheep. All procedures are done in accordance with widely-accepted veterinary standards for pain management and care. Afterwards, the animals are healthy and fully functional and are sold or given to farmers.

Ross produces highly skilled veterinarians, and Ross students have been very successful in competing for internships and residency programs. Faculty at the affiliated U.S. Colleges of Veterinary Medicine where Ross students complete clinical clerkships often speak highly of the surgical, anesthesia, and animal handling skills displayed by Ross students. In addition, Ross students have a 90% first-time passage rate on the North American Veterinary Licensing Exam.

Reasons for Opposition

1.	The Proposal is unnecessary, because Ross already carefully considers animal welfare and adheres to all applicable laws, guidelines, and the prevailing standards of training for U.S. veterinary schools.

Ross abides by the policy and guidelines of the American Veterinary Medical Association (“AVMA”), which provides:

[T]he AVMA endorses the principles embodied in the “Three R” tenet of Russell and Burch (1959). These principles are: refinement of experimental methods to eliminate or reduce animal pain and distress; reduction of the number of animals consistent with sound experimental design; and replacement of animals with non-animal methods wherever feasible. . . . The AVMA encourages proper stewardship of all animals, but defends and promotes the use of animals in meaningful research, testing, and education programs.

See AVMA Policy: Use of Animals in Research, Testing, and Education, available at http://www.avma.org/issues/policy/animal_welfare/testing.asp. Ross also follows the Animal Welfare Act and its regulations and adheres to St. Kitts animal welfare laws.

Ross has a longstanding Institutional Animal Care and Use Committee which includes faculty members, licensed laboratory animal medicine veterinarians from the U.S., and a member of the St. Kitts community. All courses that include animal use undergo rigorous review each year. Before a procedure is approved by the Committee, the existence of any possible alternative is discussed. Thus, Ross already focuses on issues of animal use, considers the necessity of all procedures and the availability of alternatives, and includes only the most

2 Castrations are standard minor procedures for male livestock that are used to control population, prevent common medical problems such as testicular torsion, and prevent males from fighting and injuring each other within a herd. This procedure is routinely recommended and performed on male livestock, including those kept as pets.
3 In a laparotomy, a small incision is made in the sheep’s flank to expose the cecum, a pouch connected to the intestines; the procedure is classified as major because a body cavity is exposed. In veterinary practice, this procedure often is performed on large animals.

appropriate procedures in its curriculum. The procedures on sheep and donkeys included in the curriculum are commonly used throughout the U.S. for veterinary training and are compliant with all guidelines and laws.

The curriculum already employs the very teaching methods urged by the Proposal, the use of models and clinical training in a teaching hospital setting. Much of the surgical training Ross students receive is through Ross’ community practice and during the clinical clerkship in the U.S. after completing their Ross coursework. In Ross’ community practice, students spay and neuter client-owned animals and may assist with surgeries such as fracture repairs in dogs.

Ross has publicly stated its commitment to minimizing animal use and to reducing the use of surgeries in the curriculum whenever feasible. As a result, the Proposal is unnecessary, and DeVry opposes it.

2.	Curriculum decisions are best left to the Ross faculty and leadership.

The curriculum and teaching methods used at Ross are a day-to-day matter for the school’s faculty and leadership. It would be highly impractical and academically unsound to require Ross to base curriculum decisions upon a shareholder ideology.

As discussed above, Ross’ curriculum and teaching methods undergo intense, peer-driven review every year. This review and any curriculum changes that result from it are driven by the professional judgment and experience of Ross’ faculty and leadership and the members of the Institutional Animal Care and Use Committee. This ensures that Ross’ curriculum provides the best learning and training possible for its students while abiding by all applicable animal welfare laws and regulations, the AVMA guidelines, and the prevailing standards of training for veterinary schools throughout the U.S. The Proposal seeks to supplant this judgment and expertise, and DeVry opposes it.

3.	The Proposal contains vague terms and relies upon inaccurate and misleading statements.

The Proposal leaves open a number of questions regarding its key terms which would make implementation and application difficult. The Proposal raises, but does not answer, the following questions: What is the applicable standard for “medically unnecessary,” and who determines whether a surgery is “medically unnecessary”? Who determines whether a procedure would be deemed appropriate in a “clinical context”? In any medical situation or clinical context, there can be differing opinions about when a surgery is “appropriate.” The Proposal seeks to impose a requirement upon the veterinary and academic professionals at Ross without providing definition and explanation. Consequently, DeVry opposes the Proposal.

In addition, many of the statements made by PETA in the Supporting Statement are inaccurate or misleading. For example, while PETA claims that Ross has been the subject of severe scrutiny for its treatment of animals, PETA itself is the source of the “scrutiny” to which it refers. Ross’ teaching methods and curriculum accord with the prevailing standards of veterinary training in the U.S., and Ross students have been and continue to be very successful in their ongoing training and careers.

Contrary to the Supporting Statement, Ross students are not “forced” to do anything, and the list of procedures supposedly performed at Ross is inaccurate. The Ross curriculum does not include any surgery or procedure that severs the nerves in donkeys’ toes, cuts their ligaments, inserts a plastic tube through their nose and into their stomach, punctures their abdomen, or cuts their tracheas. These simply are not part of the Ross curriculum. Of the procedures listed by PETA, only one, removing fluid from a donkey’s joint, is similar to something included in the curriculum. Students do a minor procedure on donkeys called arthrocentesis or a joint tap; the donkey receives proper anesthesia to prevent any pain, and a student then inserts a sterile needle into the joint and may remove a small amount of fluid with a syringe. This procedure is classified as minor by all relevant protocols and national standards for veterinary medicine.

The Supporting Statement is inaccurate in claiming that goats are used at Ross and that Ross requires students to perform multiple “invasive and painful” surgeries on sheep and donkeys. As explained above, no major procedures are performed on donkeys, and a single major procedure is performed on sheep. These procedures accord with prevailing standards of practice and with all applicable legal requirements under U.S. and St. Kitts law. Moreover, students are directly supervised by board certified veterinary surgeons and anesthesiologists on the faculty during all surgical coursework. Though complications may result from any medical procedure, regardless of who performs it, “botched” procedures are uncommon, and the risk of complications is low given that Ross students perform minimally-invasive procedures under the careful supervision of experienced faculty practitioners. Ross has procedures and a policy in place to deal with any complications that may arise.

The Supporting Statement purports to compare Ross to schools PETA deems “the most respected veterinary schools in the U.S. and Europe,” but such a comparison is misleading. Schools in Europe are not accredited in the same way as American schools and are not subject to the same standards as schools in the U.S. The majority of veterinary schools in the United States use live animals for surgical training. According to the most recent figures available from the Humane Society Veterinary Medical Society (an organization with an anti-surgery agenda), approximately twenty-one of the twenty-five U.S. veterinary schools for which information is provided use invasive surgeries as teaching methods. See Comparison of Alternatives Offered by Veterinary Schools, available at http://www.hsvma.org/pdf/alternativeschart_final_3.pdf. A practice used by approximately 84% of U.S. veterinary schools is not “educationally indefensible” and is not likely to cause the general public to lose respect for veterinarians.

PETA’s Supporting Statement relies heavily upon a misleading and flawed comparison of Ross to the Cummings School of Veterinary Medicine at Tufts University and the Western University College of Veterinary Medicine. These two schools have unique specialty programs unlike others in the U.S., and their programs differ from the prevailing standards of veterinary training in the U.S. As previously discussed, Ross’ curriculum already heavily relies upon the use of models and clinical training and includes only a single major procedure on a sheep, from which the animal fully recovers.

The Proposal is founded on inaccurate and misleading statements, including a false statement regarding the surgeries included in Ross’ curriculum and the misleading and inaccurate implication that Ross’ curriculum differs from prevailing veterinary training standards in the U.S. In light of the actual scope, content, and nature of Ross’ curriculum and teaching methods, described above, DeVry opposes the Proposal.

Conclusion

For all of these reasons, DeVry opposes the shareholder Proposal submitted by PETA and urges shareholders to vote against it.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that DeVry’s Directors, executive officers and holders of more than 10% of DeVry’s Common Stock file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. During the fiscal year ended June 30, 2009, for one transaction Steven Riehs reported a change in ownership of Common Stock one day after the reporting deadline.

STOCKHOLDER PROPOSALS — 2010 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2010 Annual Meeting must be received by DeVry no later than June 15, 2010 to be eligible for inclusion in the Proxy Statement and form of proxy for the meeting. Also, under DeVry’s By-Laws, other proposals and director nominations that are not included in the Proxy Statement will be considered timely and may be eligible for presentation at that meeting only if they are received by DeVry in the form of a written notice, directed to the attention of DeVry’s Secretary, not later than August 13, 2010. The notice must contain the information required by the By-Laws.

SEC REPORTS

A copy of DeVry’s 2009 Annual Report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Secretary of DeVry at DeVry Inc., One Tower Lane, Oakbrook Terrace, IL 60181-4624. A copy of DeVry’s Form 10-K and other periodic filings also may be obtained on DeVry’s website at www.devryinc.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at this meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the Proxy Committee will vote and act according to their best judgment.

By Order of the Board of Directors

Secretary

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting DEVRY INC. instruction form. ONE TOWER LANE SUITE 1000 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy OAKBROOK TERRACE, IL 60181 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M17764-P85925 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DEVRY INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR all of the nominees listed in Item 1. 0 0 0 Vote on Directors 1. Election of Directors Nominees: Class III (2012) 01) Darren R. Huston 02) William T. Keevan 03) Lyle Logan 04) Julia A. McGee Vote on Proposals For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of selection of PricewaterhouseCoopers LLP as independent registered public accounting firm. 0 0 0 The Board of Directors recommends you vote AGAINST the following proposal: 3. Approval of Stockholder Proposal — Eliminating Medically Unnecessary Surgeries. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 [0] Yes No Please date and sign below exactly as your name(s) appear(s) hereon. Joint owners should all sign. When signing in a representative capacity (such as for an estate, trust, corporation or partnership), please indicate title or capacity. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M17765-P85925 DeVry Inc. PROXY PROXY This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Gregory S. Davis and Richard M. Gunst as proxies, each with the power to act alone and with full power of substitution and revocation, to represent and vote, as specified on the other side of this Proxy, all shares of Common Stock of DeVry Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, November 11, 2009 at 9:00 a.m. Central Standard Time at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523, and all adjournments thereof. The shares represented by this Proxy will be voted as specified. If no choice is specified, this Proxy will be voted FOR Items 1 and 2 and AGAINST Item 3. The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting. Address Changes/Comments: ___ ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED PREPAID ENVELOPE. (Continued and to be signed on reverse side.)